EXECUTION COPY

AGREEMENT AND PLAN OF MERGER dated as of January 9, 2004 by and among FIRST SECURITYFED FINANCIAL, INC. and MB FINANCIAL, INC.

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TABLE OF CONTENTS

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ARTICLE I
CERTAIN DEFINITIONS

1.01	Certain Definitions	2

ARTICLE II
THE TRANSACTIONS

2.01	The Merger	11
2.02	Subsidiary Transaction	11
2.03	Effective Date	12
2.04	Reservation of Right to Revise Transactions	12
2.05	Tax Adjustment; Cash-Out Merger	12

ARTICLE III
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES AND ALLOCATIONS

3.01	Conversion of Stock in Merger	13
3.02	Election and Exchange Procedures and Allocations Relating to Merger	13
3.03	Cash-Out Merger	16
3.04	Dissenting Shares	16
3.05	Fractional Shares	17
3.06	Rights as First SecurityFed Stockholders; Stock Transfers	17
3.07	Delivery of Merger Consideration to Exchange Agent;
	Payment of Merger Consideration Relating to Surrendered
	First SecurityFed Share Certificates	17
3.08	Exchange and Other Procedures Relating to First SecurityFed Share
	Certificates Surrendered after the Election Deadline	18

ARTICLE IV
ACTIONS PENDING TRANSACTION

4.01	Forbearances of First SecurityFed and its Subsidiaries	19
4.02	Forbearances of MB and its Subsidiaries	24

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FIRST SECURITYFED

5.01	Capitalization	24
5.02	Organization, Standing and Authority of First SecurityFed	25
5.03	First SecurityFed Subsidiaries	25
5.04	Authorized and Effective Agreement	26
5.05	Securities Documents and Regulatory Reports	27
5.06	Material Adverse Effect	28
5.07	Environmental Matters	28
5.08	Tax Matters	28
5.09	Legal Proceedings	29
5.10	Compliance with Laws	30
5.11	Employee Benefit Plans	30
5.12	Certain Contracts	31
5 13	Brokers and Finders	32
5 14	Insurance	32
5.15	Properties	32
5.16	Labor	33
5.17	Allowance for Loan Losses	33
5.18	Transactions with Insiders	33
5.19	Fairness Opinion	33
5.20	No Undisclosed Liabilities	34
5.21	Indemnification	34
5.22	Loan Portfolio	34
5.23	Investment Portfolio	35
5.24	Books and Records	35
5.25	Interim Events	35
5.26	Defaults	35
5.27	Intellectual Property	35
5.28	Compliance with Servicing Obligations	36
5.29	Risk Management Instruments	36
5.30	Fiduciary Responsibilities	36
5.31	Disclosure Controls and Procedures	36
5.32	Takeover Laws	36
5.33	Representations Not Misleading	36

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF MB

6.01	Capitalization and Ownership of First SecurityFed Common Stock	37
6.02	Organization, Standing and Authority of MB	37
6.03	MB Subsidiaries	37
6.04	Authorized and Effective Agreement	38

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6.05	Securities Documents and Regulatory Reports	38
6.06	Material Adverse Effect	39
6.07	Environmental Matters	39
6.08	Tax Matters	40
6.09	Legal Proceedings	40
6.10	Compliance with Laws	40
6.11	Employee Benefit Plans	41
6.12	Brokers and Finders	41
6.13	Insurance	41
6.14	Labor	41
6.15	Allowance for Loan Losses	42
6.16	No Undisclosed Liabilities	42
6.17	Indemnification	42
6.18	Books and Records	42
6.19	Defaults	42
6.20	Intellectual Property	42
6.21	Risk Management Instruments	43
6.22	Fiduciary Responsibilities	43
6.23	Disclosure Controls and Procedures	43
6.24	Takeover Laws	43
6.25	Representations Not Misleading	43

ARTICLE VII
COVENANTS

7.01	Reasonable Best Efforts	43
7.02	First SecurityFed Stockholder Approval	44
7.03	Registration Statement and Proxy Statement	45
7.04	Press Releases	46
7.05	Access; Information	46
7.06	Alternative Proposal	47
7.07	Affiliate Agreements	48
7.08	Takeover Laws	48
7.09	Conforming Entries	48
7.10	Systems Integration	49
7.11	Listing	49
7.12	Regulatory Applications	50
7.13	Current Information and Attendance at Board Meetings	50
7.14	Officers and Directors Insurance; Indemnification	51
7.15	Benefit Plans	52
7.16	Change in Control Agreements, Stay Bonus Program,
	Accrued Vacation and Sick Time, General Severance Program,
	CEO Employment Agreement, CEO Consulting and Noncompetition
	Agreement and Director Noncompetition Agreements	53
7.17.	Election of Additional MB Bank Directors	54
7.18	Advisory Board	54

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7.19	Heritage Foundation	55
7.20	First SecurityFed Stock Options	55
7.21	RRP and Unvested RRP Shares	56
7.22	Notification of Certain Matters	56
7.23	Litigation Matters	56
7.24	Fiserv Contract	56
7.25	Section 16 Matters	57
7.26	Philadelphia, Pennsylvania Branch	57

ARTICLE VIII
CONDITIONS PRECEDENT

8.01	Conditions Precedent - Parties	57
8.02	Conditions Precedent - First SecurityFed	58
8.03	Conditions Precedent - MB	58

ARTICLE IX
TERMINATION, WAIVER AND AMENDMENT

9.01	Termination	59
9.02	Effect of Termination	61
9.03	Survival or Non-Survival of Representations, Warranties and Covenants	61
9.04	Waiver	61
9.05	Amendment or Supplement	61
9.06	Termination Fee	61
9.07	Relief for Willful Breach; Specific Performance	62

ARTICLE X
MISCELLANEOUS

10.01	Expenses	62
10.02	Entire Agreement	63
10.03	No Assignment	63
10.04	Notices	63
10.05	Interpretation	64
10.06	Counterparts	64
10.07	Governing Law	64
10.08	Severability	64
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         AGREEMENT AND PLAN OF MERGER dated as of January 9, 2004 (this "Agreement") by and between First SecurityFed Financial, Inc. ("First SecurityFed") and MB Financial, Inc. ("MB").

RECITALS

         A.         First SecurityFed. First SecurityFed is a Delaware corporation, having its principal place of business in Chicago, Illinois.

         B.         MB. MB is a Maryland corporation, having its principal place of business in Chicago, Illinois.

         C.         Support Agreements. As a material inducement to the willingness of MB to enter into this Agreement, each of the directors of First SecurityFed and First Security Federal Savings Bank has entered into a support agreement with MB (a "Support Agreement") on the date hereof, in the form of Exhibit A.

         D.         Director Noncompetition Agreements. As a further material inducement to the willingness of MB to enter into this Agreement, each of the directors of First SecurityFed and First Security Federal Savings Bank has entered into a resignation, non-competition, non-solicitation and confidentiality agreement with MB (a "Director Non-Competition Agreement") on the date hereof but effective as of the Effective Time (as hereinafter defined), in the form of Exhibit B.

         E.         CEO Consulting and Noncompetition Agreement. As a further material inducement to the willingness of MB to enter into this Agreement, the current Chief Executive Officer of First SecurityFed and First Security Federal Savings Bank has entered into a resignation, consulting, non-competition, non-solicitation and confidentiality agreement with MB Bank (the "CEO Consulting and Noncompetition Agreement") on the date hereof but effective as of the Effective Time, in the form of Exhibit C.

         F.         Intentions of the Parties. It is the intention of the Parties that the Merger (as hereinafter defined) be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         G.         Board Action. The respective Boards of Directors of First SecurityFed and MB have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the merger of First SecurityFed with and into MB (the "Merger") and have approved and adopted this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the Parties agree as follows:

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ARTICLE I
CERTAIN DEFINITIONS

         1.01         Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.05.

         "Alternative Proposal" means any proposal to engage in, or a public announcement to engage in, or a filing with any Governmental Authority with respect to, any merger or consolidation with, purchase or lease of substantially all assets of, purchase of securities representing 20% or more of the voting power of, or any similar transaction involving, First SecurityFed or First Security Federal Savings Bank, but specifically excluding the transactions contemplated by this Agreement.

         "Articles of Merger" has the meaning set forth in Section 2.01(b).

         "Assumed Option" has the meaning set forth in Section 7.20.

         "Average Closing Price" means the average, rounded to the second decimal (rounding down if the third decimal is four or less and rounding up if the third decimal is five or more), of the daily closing price per share of MB Common Stock as reported on the Nasdaq Stock Market or such successor exchange on which MB Common Stock may then be traded (as reported in the Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) during the Determination Period.

         "Bank Merger" means the merger of First Security Federal Savings Bank with and into MB Bank.

         "Calculated Cash Election Number" means the total number of shares of First SecurityFed Common Stock issued and outstanding immediately prior to the Effective Time less the Calculated Stock Election Number.

         "Calculated Stock Election Number" means a number of shares of First SecurityFed Common Stock issued and outstanding immediately prior to the Effective Time determined by dividing the Exchange Ratio into the Fixed Number of MB Shares.

         "Cash Distribution" has the meaning set forth in Section 3.01(b).

         "Cash Election Designated ESOP Shares" means the number of unallocated shares of First SecurityFed Common Stock held by the ESOP immediately prior to the Effective Time that shall be automatically converted to the right to receive the Cash Distribution, which number of shares shall be determined by dividing the ESOP Loan on the date of the Cash Distribution to the ESOP by $35.25.

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         "Cash Election Shares" has the meaning set forth in Section 3.02(a).

         "Cash-Out Merger" has the meaning set forth in Section 2.05.

         "Cash-Out Merger Certificate" has the meaning set forth in Section 2.05.

         "Cash-Out Plan of Merger" has the meaning set forth in Section 2.05.

         "CEO Consulting and Noncompetition Agreement" has the meaning set forth in the Recitals to this Agreement.

         "CEO Employment Agreement" means the Employment Agreement between First Security Federal Savings Bank and Julian E. Kulas dated as of January 1, 2003.

         "Certificate of Merger" has the meaning set forth in Section 2.01(b).

         "Change in Control Agreements" means the Change in Control Severance Agreements between First Security Federal Savings Bank, on the one hand, and each of Harry I. Kucewicz, Paul Bandriwsky, Mary H. Korb, Adrian Hawryliw, Peter Ilnyckyj, and Irene S. Subota on the other hand, dated as of January 1, 2003, and in certain cases as extended as permitted by this Agreement.

         "Change in Recommendation" has the meaning set forth in Section 7.02(a).

         "Chosen Court" has the meaning set forth in Section 10.07(b).

         "COBRA" has the meaning set forth in Section 7.15(d).

         "Code" has the meaning set forth in the Recitals to this Agreement.

         "Competing Acquisition Agreement" has the meaning set forth in Section 7.02(c).

         "Continuing Employees" has the meaning set forth in Section 7.15(c).

         "CRA" means the Community Reinvestment Act.

         "Defined Benefit Plan" means any qualified pension plan constituting a defined benefit plan within the meaning of Section 3(35) of ERISA.

         "Department" means the Department of Assessments and Taxation of the State of Maryland.

         "Delaware Secretary" means the Secretary of State of the State of Delaware.

         "Determination Period" means the 10 consecutive trading day period ending on the 2nd trading day next preceding the Effective Date.

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         "DGCL" means the Delaware General Corporation Law.

         "Dissenting Shares" has the meaning set forth in Section 3.04.

         "Dissenting Stockholder" has the meaning set forth in Section 3.04.

         "DOJ" means the United States Department of Justice.

         "Effective Date" has the meaning set forth in Section 2.03.

         "Effective Time" has the meaning set forth in Section 2.01(b).

         "Election Deadline" shall have the meaning set forth in Section 3.02(a).

          "Election Form" shall have the meaning set forth in Section 3.02(a).

         "Environmental Claim" means any written notice from any Governmental Authority or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESOP" means the First SecurityFed Employee Stock Ownership Plan as in effect on the date of this Agreement.

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         "ESOP Loan" means the loan indebtedness of the ESOP including the unpaid principal balance thereof plus accrued but unpaid interest thereon, and fees and other charges.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Agent" means LaSalle Bank N.A., Chicago, Illinois or such other financial institution mutually agreed upon by the Parties.

         "Exchange Fund" has the meaning set forth in Section 3.07.

         "Exchange Ratio" means the quotient, rounded to the nearest ten-thousandth, obtained by dividing $35.25 by the Average Closing Price.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FHLB" means the Federal Home Loan Bank of Chicago.

         "First SecurityFed" has the meaning set forth in the preamble to this Agreement.

         "First SecurityFed Advisor" means Hovde Financial, LLC.

         "First SecurityFed Affiliate" has the meaning set forth in Section 7.07(a).

         "First SecurityFed Board" means the Board of Directors of First SecurityFed.

         "First SecurityFed By-Laws" means the Bylaws of First SecurityFed.

         "First SecurityFed Certificate" means the Certificate of Incorporation of First SecurityFed.

         "First SecurityFed Common Stock" means the common stock, par value $0.01 per share, of First SecurityFed.

         "First SecurityFed Employee Plans" means all stock option, restricted stock, employee stock purchase, ownership and stock bonus plans, pension, profit-sharing and retirement plans, deferred compensation, consultant, bonus and group insurance contracts, arrangements and agreements, or any trust agreement (or similar arrangement) related thereto, and all other incentive, health, welfare and benefit plans and arrangements maintained for the benefit of any present or former directors, employees or consultants of First SecurityFed or any of its Subsidiaries, whether written or oral.

         "First SecurityFed Meeting" has the meaning set forth in Section 7.02(a).

         "First SecurityFed Preferred Stock" means the preferred stock, par value $0.01 per share, of First SecurityFed.

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         "First SecurityFed Share Certificates" has the meaning set forth in Section 3.02(a).

         "First SecurityFed Stock Option Plan" has the meaning set forth in Section 5.01(b).

         "First SecurityFed Stock Options" has the meaning set forth in Section 5.01(b).

         "Fiserv Contract" has the meaning set forth in Section 7.24.

         "Fixed Number of MB Shares" means the number of shares of MB Common Stock to be issued in the Merger which shall be equal to (a) 1,996,849, plus (b) a number of shares of MB Common Stock determined by (i) multiply 52% times the number of shares of First SecurityFed Common Stock issued after the date hereof and prior to the Effective Date pursuant to the exercise of First SecurityFed Stock Options and (ii) with the number of shares determined under clause (i) then being multiplied by .9724 (rounded up or down to the nearest whole share), (c) with the number of shares determined under clauses (a) and (b) being changed or adjusted for any MB Share Adjustment, and, (d) if applicable, as increased by the Tax Adjustment.

         "FRB" means the Board of Governors of the Federal Reserve System.

         "GAAP" means generally accepted accounting principles consistently applied with the prior practices of a Person.

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "HOLA" means the Home Owner's Loan Act, as amended.

         "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

         "Independent Expert" has the meaning set forth in Section 9.01(e).

         "Insiders" has the meaning set forth in Section 5.18.

         "Insurance Amount" has the meaning set forth in Section 7.14(a).

         "Intellectual Property" has the meaning set forth in Section 5.27.

         "Interim" has the meaning set forth in Section 2.05.

         "IRS" means the Internal Revenue Service.

         "ISO Certificates" has the meaning set forth in Section 3.02(a).

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         "Lien" means any charge, mortgage, pledge, security interest, easement, restriction, claim, lien, encumbrance, or rights of others.

         "Material Adverse Effect" means, with respect to a Party, any effect that (i) is material and adverse to the financial position, results of operations, business, or operations of a Party and its Subsidiaries taken as a whole or (ii) would materially impair the ability of a Party to perform its obligations under this Agreement or otherwise materially impede the consummation of any of the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking (thrift) and similar laws of general applicability to depository institutions generally or interpretations thereof by Governmental Authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates (but this exception shall not apply to any events or circumstances relating solely to the credit quality of loans and/or investments), (b) changes in GAAP or regulatory accounting requirements applicable to banks (thrifts) and their holding companies generally, (c) any modifications or changes to policies, practices or charges, in each case taken by First SecurityFed or any of its Subsidiaries at the request of MB pursuant to Section 7.09 of this Agreement or taken by MB or its Subsidiaries in accordance with GAAP, (d) changes resulting from transaction expenses, including legal, accounting and investment bankers' fees incurred in connection with this Agreement, (e) actions or omissions of a Party taken with the prior written consent of the other Party or as permitted by this Agreement, (f) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of First SecurityFed and its Subsidiaries under employment contracts, employee benefit plans, severance agreements or other arrangements in existence as of the date hereof as Previously Disclosed, and (g) any adjustments pursuant to FAS 115.

         "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under Environmental Laws.

         "MB" has the meaning set forth in the preamble to this Agreement.

         "MB Advisor" means Sandler, O'Neill & Partners, LP.

         "MB Articles" means the Articles of Incorporation of MB.

         "MB Bank" means MB Financial Bank, N.A.

         "MB Board" means the Board of Directors of MB.

         "MB By-Laws" means the ByLaws of MB.

         "MB Common Stock" means the common stock, par value $0.01 per share, of MB.

          "MB Share Adjustment" means an adjustment to the number of shares, or a change in the class of shares, in either case with respect to the shares of MB Common Stock to be issued under clauses (a) and (b) of the definition of "Fixed Number of MB Shares" if the issued and outstanding shares of MB Common Stock shall be changed into a different number or class of shares after the date of this Agreement and prior to the commencement of the Determination Period by virtue of a stock split, stock dividend, subdivision, reorganization, (other than an acquisition transaction), recapitalization, or similar change in MB's capitalization.

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         "Merger" has the meaning set forth in the Recitals to this Agreement.

         "Merger Consideration" has the meaning set forth in Section 3.01(b).

          "MGCL" means the Maryland General Corporation Law.

         "NASD" means the National Association of Securities Dealers, Inc.

         "Non-Election Shares" has the meaning set forth in Section 3.02(b).

         "OCC" means the Office of the Comptroller of the Currency of the U.S. Department of the Treasury or any successor thereto.

         "OTS" means the Office of Thrift Supervision of the U.S. Department of the Treasury or any successor thereto.

         "P&A Transaction" means the transfer of all of the assets of First Security Federal Savings Bank (other than assets relating to or associated with its operations in Philadelphia, Pennsylvania) and such additional assets, as determined by MB, to enable First Security Federal Savings Bank to continue to satisfy all capital requirements of Regulatory Authorities (inclusive of capital for growth) after the transfer and the assumption by MB Bank of all of the liabilities and obligations of First Security Federal Savings Bank (other than those relating to or associated with the Philadelphia, Pennsylvania operations).

         "Parties" means First SecurityFed and MB.

         "Party" means First SecurityFed or MB.

         "Person" means any individual, bank, corporation, partnership, joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization.

         "Previously Disclosed" means disclosed in a written disclosure schedule delivered on or prior to the date hereof by the disclosing Party to the other Party and describing in reasonable detail the matters contained therein. The disclosing Party shall use reasonable efforts to specifically refer to the appropriate section of this Agreement (which may be made by incorporation by reference from one section to another if appropriate).

         "Proxy Statement" has the meaning set forth in Section 7.03(a).

         "Reallocated Cash Shares" has the meaning set forth in Section 3.02(c).

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         "Reallocated Stock Shares" has the meaning set forth in Section 3.02(c).

         "Registration Statement" has the meaning set forth in Section 7.03(a).

         "Regulatory Authority" means any Governmental Authority charged with the supervision or regulation of financial institutions (or their holding companies) including the FRB, the OCC, the OTS, the FDIC and the DOJ.

         "REO" means real estate acquired by an entity in foreclosure or by deed in lieu of foreclosure.

         "Representatives" means, with respect to any Person, such Person's directors, officers, employees, accountants, legal or financial advisors or any representatives of such legal or financial advisors.

         "Rights" means all warrants, options, rights, convertible securities and other awards, arrangements or commitments which obligate any Person to issue or dispose of any of its capital stock or other ownership interests.

         "RRP" has the meaning set forth in Section 5.01(a).

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Documents" means all reports, forms, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, the rules and regulations of the SEC.

         "Stock Distribution" has the meaning set forth in Section 3.01(b).

         "Stock Election Shares" has the meaning set forth in Section 3.02(a).

"Subsidiary" means any entity which is required to be consolidated with a Party for financial reporting purposes.

         "Subsidiary Transaction" means the Bank Merger or the P&A Transaction, whichever is applicable.

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          ''Superior Proposal'' means any bona fide written Alternative Proposal relating to which the First SecurityFed Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger, (1) after receiving the advice of the First SecurityFed Advisor or such other financial advisor (who shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided however, for purposes hereof the reference to "20%" in the definition of Alternative Proposal shall be deemed to be ''50.1%''.

         "Support Agreement" has the meaning set forth in the Recitals to this Agreement.

         "Surviving Corporation" has the meaning set forth in Section 2.01(a).

         "Takeover Laws" has the meaning set forth in Section 5.32.

         "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, medicare, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any Governmental Authority whether arising before, on or after the Effective Time.

         "Tax Adjustment" means an increase in the Fixed Number of MB Shares so that after such adjustment the Tax Test is satisfied.

         "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Tax.

         "Tax Test" means that the Fixed Number of MB Shares have an aggregate fair market value (based upon the closing price of MB Common Stock on the second trading day preceding the Effective Date) equal to not less than 40% of the aggregate Merger Consideration.

         "Termination Fee" has the meaning set forth in Section 9.06.

         "Transactions" means the Merger or Cash-Out Merger, whichever is applicable, and the Subsidiary Transaction.

         "Transmittal Materials" has the meaning set forth in Section 3.02(a).

         "Treasury Stock" means shares of First SecurityFed Common Stock held by First SecurityFed or any of its Subsidiaries or by MB or any of its Subsidiaries, in each case other than (a) in a fiduciary capacity, (b) as a result of debts previously contracted in good faith, or (c) in trust pursuant to the ESOP or RRP (i.e., Unvested RRP Shares).

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         "Unawarded RRP Shares" has the meaning set forth in Section 5.01(b).

         "Unvested RRP Shares" has the meaning set forth in Section 5.01(b).

ARTICLE II
THE TRANSACTIONS

         2.01         The Merger.

                  (a)         Constituent Corporations and Surviving Corporation. The constituent corporations to the Merger are First SecurityFed and MB. MB shall be the surviving corporation (the "Surviving Corporation") in the Merger and the corporate existence of First SecurityFed shall cease at the Effective Time.

                  (b)         Corporate Law Filings and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective (the "Effective Time") upon the filing of a certificate of merger (the "Certificate of Merger") relating to the Merger with the Delaware Secretary in accordance with Section 252 of the DGCL and the acceptance for record by the Department of articles of merger (the "Articles of Merger") relating to the Merger filed with the Department in accordance with Section 3-107 of the MGCL, or such later time as may be set forth in the Certificate of Merger and Articles of Merger, not to exceed 30 days after the Articles of Merger are accepted for record by the Department.

                  (c)         Effects of Merger. The Merger shall have the effects prescribed in the DGCL and MGCL, including MB, as the Surviving Corporation, thereupon and thereafter possessing all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged and MB, as the Surviving Corporation, becoming responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all Liens on the property of each of MB and First SecurityFed shall be preserved unimpaired.

                  (d)         Articles of Incorporation and By-Laws of Surviving Corporation. The Articles of Incorporation and By-Laws of the Surviving Corporation immediately after the Merger shall be those of MB as in effect immediately prior to the Effective Time.

                  (e)         Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation immediately after the Merger shall be the directors and officers of MB immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

                  (f)         Plan of Merger. At the reasonable request of either Party, MB and First SecurityFed shall enter into a separate plan of merger reflecting the terms of the Merger for purposes of any state law filing requirement.

         2.02         Subsidiary Transaction. It is the intention of MB to effect the Subsidiary Transaction immediately following the Effective Time or as soon as practicable thereafter. First SecurityFed shall cause First Security Federal Savings Bank, and MB shall cause MB Bank, to timely take all necessary or appropriate action relating to the Subsidiary Transaction (including the execution of documents and instruments), as reasonably determined by MB, to obtain all approvals and consents from Regulatory Authorities and third parties relating to the Subsidiary Transaction and to enable the Subsidiary Transaction to be timely consummated.

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         2.03         Effective Date. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Parties shall cause the effective date of the Merger (the "Effective Date") to occur (i) not later than the 10th business day after the last of the conditions set forth in Article VIII to be satisfied prior to the Effective Date shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) on such other date to which the Parties may agree in writing. The Parties shall take all necessary action to pre-file the Certificate of Merger and Articles of Merger to enable the Effective Time to occur on the Effective Date.

         2.04         Reservation of Right to Revise Transactions. MB shall have the right to revise the structure for effecting any of the Transactions; provided, however, that MB shall not have the right, without the prior written approval of the First SecurityFed Board, and, if required, the approval of the First SecurityFed stockholders, to make any revision to the structure of the Transactions, except as provided in Section 2.05, which (a) changes the amount or kind of the consideration which the First SecurityFed stockholders are entitled to receive in the Merger, (b) adversely affects the income Tax treatment of the Merger to the First SecurityFed stockholders, or (c) will materially delay or jeopardize the receipt of any necessary consents or approvals of Regulatory Authorities with respect to the Transactions. MB may exercise this right of revision by giving written notice thereof to First SecurityFed in the manner provided in Section 10.04.

         2.05         Tax Adjustment; Cash-Out Merger. In the event the Tax Test is not satisfied, then MB shall have the right (but not the obligation) to make the Tax Adjustment by the delivery of written notice to such effect to First SecurityFed not later than the close of business on the last trading day preceding the Effective Date. In the event the Tax Test is not satisfied and MB fails to timely elect to make the Tax Adjustment, then in that event, the Merger shall be restructured as a cash-out merger (the "Cash-Out Merger") in accordance with the following provisions: (a) MB shall form a Delaware transitory subsidiary ("Interim") for purposes of facilitating the Cash-Out Merger; (b) the Parties and Interim shall adopt, and Interim and First SecurityFed shall execute and deliver to each other, a plan of merger (the "Cash-Out Plan of Merger") pursuant to which (i) Interim shall be merged with and into First SecurityFed with First SecurityFed being the Surviving Corporation, (ii) each share of First SecurityFed Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive the Cash Distribution, (iii) the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Cash-Out Merger shall be those of First SecurityFed in effect immediately prior to the Effective Time, subject to such amendments to the First SecurityFed Certificate as are designated by MB for inclusion in the Cash-Out Merger certificate of merger (the "Cash-Out Merger Certificate"), and (iv) the directors and officers of the Surviving Corporation immediately after the Cash-Out Merger shall be the directors and officers of Interim immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified; and (c) Interim and First SecurityFed shall execute the Cash-Out Merger Certificate and timely file it with the Delaware Secretary to enable the Cash-Out Merger to become effective on the Effective Date.

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ARTICLE III
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES AND
ALLOCATIONS

         3.01         Conversion of Stock in Merger. At the Effective Time, by virtue of the Merger and without any action on the part of MB or First SecurityFed:

                  (a)         MB Common Stock. The shares of MB Common Stock that are issued and outstanding immediately prior to the Effective Time shall remain outstanding.

                  (b)         First SecurityFed Common Stock. Subject to Sections 3.02, 3.03 and 3.04, the shares of First SecurityFed Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into either:

                           (i)         the right to receive an amount in cash equal to $35.25 per share (the "Cash Distribution"), or

                           (ii)         the right to receive a number of shares of MB Common Stock equal to the Exchange Ratio multiplied by the number of shares of First SecurityFed Common Stock to be converted ("Stock Distribution"); and any shares of Treasury Stock shall be cancelled. The aggregate of the Cash Distributions and the Stock Distributions payable or issuable pursuant to the Merger (or the aggregate Cash Distributions payable pursuant to the Cash-Out Merger, if applicable) is sometimes hereinafter referred to as the "Merger Consideration").

         3.02         Election and Exchange Procedures and Allocations Relating to Merger.

                  (a)         Election Form and Election Options. Within 5 business days after the date of the mailing of the Proxy Statement and at least 30 days prior to the anticipated Effective Date, MB shall cause the Exchange Agent to mail or make available to each holder of record of First SecurityFed Common Stock as of the record date of the First SecurityFed Meeting (i) an election form in such form as the Parties shall mutually agree (the "Election Form") and (ii) transmittal materials (the "Transmittal Materials") for the surrender to the Exchange Agent of certificates representing shares of First SecurityFed Common Stock (the "First SecurityFed Share Certificates") with the Election Form. The Election Form shall permit the holder of First SecurityFed Common Stock (or in the case of nominee recordholders, the beneficial owners through proper instructions and documentation) to elect to receive (x) the Cash Distribution for all or a portion of the holder's shares of First SecurityFed Common Stock (the "Cash Election Shares") or (y) the Stock Distribution for all or a portion of the holders shares of First SecurityFed Common Stock (the "Stock Election Shares"). The holder of any First SecurityFed Share Certificates, representing shares acquired through the exercise of an "incentive stock option" that have been held for less than 1 year as of the Election Deadline (the "ISO Certificates"), may in his Election Form designate his ISO Certificates for priority allocation of any Stock Distribution to which such holder is entitled to receive. MB and the Exchange Agent shall use

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reasonable best efforts to honor such priority allocation to the extent that the holder of such ISO Certificates is entitled to the Stock Distribution. MB shall cause the Exchange Agent to use commercially reasonable efforts to make the Election Form and Transmittal Materials available to all Persons who become recordholders of First SecurityFed Common Stock subsequent to the record date of the First SecurityFed Meeting and prior to the second business day before the Election Deadline. The "Election Deadline" means 5:00 p.m., Central Time, on the fifth business day next preceding the anticipated Effective Date or 5:00 p.m., Central Time, on such other date as the Parties shall agree (which date shall be specified as a date certain in the Election Form). An Election Form may be revoked or changed by the Person submitting such Election Form or any other Person to whom the subject shares are subsequently transferred by written notice by such Person to the Exchange Agent at or prior to the Election Deadline. All Election Forms will be deemed to be revoked if the Exchange Agent is notified in writing by either MB or First SecurityFed that this Agreement has been terminated in accordance with its terms, in which case the Exchange Agent shall return the First SecurityFed Share Certificates possessed by it to their respective holders. Notwithstanding the foregoing, no Election Form shall be provided with respect to Cash Election Designated ESOP Shares (as such shares shall be automatically converted to the right to receive the Cash Distribution) or Unvested RRP Shares (as such shares shall be automatically converted to the right to receive the Stock Distribution). Nevertheless, Transmittal Materials shall be provided with respect to such shares so that First SecurityFed Share Certificates representing Cash Election Designated ESOP Shares and Unvested RRP Shares may be surrendered to the Exchange Agent by the Election Deadline.

                  (b)         Non-Election Shares. Any holder of First SecurityFed Common Stock who does not submit a properly completed and signed Election Form (accompanied by such holder's First SecurityFed Share Certificates surrendered in accordance with the Transmittal Materials) that is received by the Exchange Agent at or prior to the Election Deadline, and any holder who has failed to perfect or has effectively withdrawn or lost the right to payment for Dissenting Shares, will be deemed to hold "Non-Election Shares" for the purposes of Section 3.02. MB will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms are in proper form and to disregard immaterial defects in Election Forms. If MB or the Exchange Agent determines that any purported election for Cash Election Shares or Stock Election Shares was not properly made, such purported election will be deemed to be of no force and effect and the holder making such election will be deemed to have Non-Election Shares for the purposes of Section 3.02. The decision of MB or the Exchange Agent as to such matters will be conclusive and binding. Neither MB nor the Exchange Agent will be under any obligation to notify any holder of any defect in an Election Form submitted to the Exchange Agent.

                  (c)         Allocations. As soon as practicable after the Effective Date, MB will cause the Exchange Agent to allocate among the holders of First SecurityFed Common Stock the rights to receive the Cash Distribution or the Stock Distribution as follows:

                           (i)         Excess Cash Election Shares. If the number of Cash Election Shares, when aggregated with the Cash Election Designated ESOP Shares and Dissenting Shares, exceeds the Calculated Cash Election Number, then:

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                                    (A)         All Stock Election Shares shall be converted into the right to receive the Stock Distribution;

                                    (B)         All Non-Election Shares shall be converted into the right to receive the Stock Distribution;

                                    (C)         Cash Election Designated ESOP Shares shall be converted into the right to receive the Cash Distribution;

                                    (D)          Dissenting Shares shall be deemed converted into the right to receive the Cash Distribution; and

                                    (E)         The Exchange Agent shall convert a sufficient number of Cash Election Shares (the "Reallocated Stock Shares") on a pro rata basis (based upon the number of Cash Election Shares owned by each holder, as compared with the total number of Cash Election Shares owned by all of such holders) such that the remaining Cash Election Shares (after reduction for Reallocated Stock Shares), when aggregated with the Cash Election Designated ESOP Shares and Dissenting Shares, equals the Calculated Cash Election Number; and the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Distribution and the Reallocated Stock Shares shall be converted into the right to receive the Stock Distribution.

                           (ii)         Excess Stock Election Shares. If the number of Stock Election Shares, when aggregated with the Unvested RRP Shares, exceeds the Calculated Stock Election Number, then:

                                    (A)         All Cash Election Shares shall be converted into the right to receive the Cash Distribution;

                                    (B)         All Non-Election Shares shall be converted into the right to receive the Cash Distribution;

                                    (C)         Cash Election Designated ESOP Shares shall be converted into the right to receive the Cash Distribution;

                                    (D)         Dissenting Shares shall be deemed converted into the right to receive the Cash Distribution;

                                    (E)         All Unvested RRP Shares shall be converted into the right to receive the Stock Distribution; and

                                    (F)         The Exchange Agent shall convert a sufficient number of Stock Election Shares (the "Reallocated Cash Shares") on a pro rata basis (based upon the number of Stock Election Shares owned by each holder, as compared with the total number of Stock Election Shares owned by all of such holders) such that the remaining Stock Election Shares (after reduction for Reallocated Cash Shares), when aggregated with the Unvested RRP Shares, equals the Calculated Stock Election Number; and the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Distribution and the Reallocated Cash Shares shall be converted into the right to receive the Cash Distribution.

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                           (iii)         No Excess. If neither clauses (i) or (ii) above is applicable, all Cash Election Shares will be converted into the right to receive the Cash Distribution, all Stock Election Shares will be converted into the right to receive the Stock Distribution, and the Non-Election Shares will be converted into the right to receive the Cash Distribution and/or the Stock Distribution as follows:

                                    (A)         Non-Election Shares shall first be converted to a right to receive the Cash Distribution until the aggregate of the Non-Election Shares, when aggregated with the Cash Election Shares, Cash Election Designated ESOP Shares and Dissenting Shares, equals the Calculated Cash Election Number; and

                                    (B)         Any excess Non-Election Shares shall then be converted to a right to receive the Stock Distribution.

                                    (C)         All allocations pursuant to this clause (iii) shall be made on a pro rata basis, if applicable.

                           (iv)         Pro Rata Computations. The pro rata computations performed by the Exchange Agent pursuant to this subsection (c) shall be binding and conclusive as to the allocation of the Merger Consideration among the holders of First SecurityFed Common Stock.

         3.03         Cash-Out Merger. In the Cash-Out Merger, the sole consideration to be received for each issued and outstanding share of First SecurityFed Common Stock (other than Dissenting Shares) shall be the Cash Distribution. In the event of the Cash-Out Merger, Sections 3.01, 3.02 and 3.05 shall not be applicable.

         3.04         Dissenting Shares. Each outstanding share of First SecurityFed Common Stock the holder of which has perfected his right to dissent under Section 262 of the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Cash Distribution and/or Stock Distribution in the Merger pursuant to Sections 3.01 and 3.02 or the Cash Distribution in the Cash-Out Merger pursuant to Sections 2.05 and 3.03, and the holder thereof shall be entitled only to such rights as are granted by applicable law. First SecurityFed shall give MB prompt notice upon receipt by First SecurityFed of any such demands for payment of the fair value of such shares of First SecurityFed Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"). First SecurityFed shall not, except with the prior written consent of MB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under applicable law. Any payments made with respect to Dissenting Shares shall be made by the Surviving Corporation. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder's shares of First SecurityFed Common Stock shall be converted into a right to receive the Cash Distribution and/or Stock Distribution in the Merger pursuant to Sections 3.01 and 3.02 or the Cash Distribution in the Cash-Out Merger pursuant to Sections 2.05 and 3.03.

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         3.05         Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of MB Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, MB shall pay to each holder of First SecurityFed Common Stock who would otherwise be entitled to a fractional share of MB Common Stock (after taking into account all First SecurityFed Share Certificates for which the holder is entitled to receive the Stock Distribution) an amount in cash determined by multiplying such fraction by the Average Closing Price.

         3.06         Rights as First SecurityFed Stockholders; Stock Transfers. At the Effective Time, holders of First SecurityFed Common Stock shall cease to be, and shall have no rights as, stockholders of First SecurityFed, other than to receive any dividend or other distribution with respect to such First SecurityFed Common Stock permitted under this Agreement with a record date occurring prior to the Effective Date and the consideration to be received in the Merger or the Cash-Out Merger, whichever is applicable, or in the case of a Dissenting Stockholders the right to receive the fair value of his Dissenting Shares as provided in Section 262 of the DGCL. After the Election Deadline, there shall be no transfers on the stock transfer books of First SecurityFed or the Surviving Corporation of shares of First SecurityFed Common Stock, other than Non-Election Shares which may be transferred at any time prior to the Effective Date.

         3.07         Delivery of Merger Consideration to Exchange Agent; Payment of Merger Consideration Relating to Surrendered First SecurityFed Share Certificates. At or prior to the Effective Time, MB shall deliver to the Exchange Agent the aggregate Merger Consideration (less the Cash Distribution applicable to Dissenting Shares) which shall consist (a) in the case the consummation of the Merger, of (i) certificates representing the Fixed Number of MB Shares and (ii) cash in an amount equal to Calculated Cash Election Number multiplied by $35.25 less the Cash Distribution applicable to Dissenting Shares; or (b) in the case the Cash-Out Merger is consummated, of the Cash Distributions less the Cash Distribution applicable to Dissenting Shares (in either case, collectively, the "Exchange Fund"). On an "as required" basis, MB shall promptly and timely tender to the Exchange Agent additional cash funds required for the payment of cash in lieu of fractional shares in the Merger, which amounts when paid shall constitute a part of the Exchange Fund. In the event the Merger is consummated, then as soon as practicable after the Exchange Agent has made the allocations set forth in Section 3.02(c), but not later than the 5th business day after the Effective Date, the Exchange Agent shall tender to each stockholder of First SecurityFed, who surrendered First SecurityFed Share Certificates to the Exchange Agent prior to the Election Deadline in accordance with the Transmittal Materials, the Cash Distribution/Stock Distribution applicable to the shares of First SecurityFed Common Stock evidenced by such First SecurityFed Share Certificates (as determined in accordance with Section 3.02) plus cash in lieu of any fractional share interest. Notwithstanding the foregoing, no Stock Distribution shall be paid to a First SecurityFed Affiliate until MB has received a written agreement from such Person as contemplated by Section 7.07(b). In the event the Cash-Out Merger is consummated, then as soon as practicable after the Effective Date, but not later than 3 business days thereafter, the Exchange Agent shall tender to each stockholder of First SecurityFed, who surrendered First SecurityFed Share Certificates to the Exchange Agent prior to the Election Deadline in accordance with the Transmittal Materials, the Cash Distribution applicable to the shares of First SecurityFed Common Stock evidenced by such First SecurityFed Share Certificates.. No interest shall be payable with respect to the Merger Consideration, whether paid pursuant to this Section 3.07 or Section 3.08. The Exchange Agent is hereby authorized and directed to make payment of the ESOP Loan to the holder thereof, by wire transfer of the Cash Distribution applicable to the Cash Election Designated ESOP Shares, in accordance with the payment instructions received from the holder of the ESOP Loan.

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         3.08         Exchange and Other Procedures Relating to First SecurityFed Share Certificates Surrendered after the Election Deadline.

                  (a)         Transmittal and Deliveries. As promptly as practicable after the Effective Date, but not later than five (5) business days thereafter with respect to First SecurityFed stockholders (i) whose addresses have been furnished to MB or the Exchange Agent on or prior to the Effective Date and (ii) who did not surrender or improperly surrendered their First SecurityFed Share Certificates to the Exchange Agent by the Election Deadline, MB shall cause the Exchange Agent to send to each such stockholder transmittal materials (which shall specify that risk of loss and title to First SecurityFed Share Certificates shall pass only upon acceptance of such First SecurityFed Share Certificates by MB or the Exchange Agent) for use in exchanging such stockholder's First SecurityFed Share Certificates for the Stock Distribution and/or the Cash Distribution, whichever is applicable. Upon proper delivery to the Exchange Agent of First SecurityFed Share Certificates representing shares of First SecurityFed Common Stock (or indemnity reasonably satisfactory to MB and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder, the Exchange Agent shall promptly deliver to such stockholder the Stock Distribution and/or Cash Distribution applicable thereto, and if appropriate, a check for any cash in lieu of a fractional share interest. No interest will be paid with respect to any of the foregoing. First SecurityFed Share Certificates surrendered for exchange by any Person identified by First SecurityFed pursuant to Section 7.07 as a First SecurityFed Affiliate shall not be exchanged for the Stock Distribution until MB has received a written agreement from such Person as specified in Section 7.07. MB and the Exchange Agent shall be entitled to rely upon the stock transfer books of First SecurityFed to establish the identity of those Persons entitled to receive the consideration pursuant to this Article III, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any First SecurityFed Share Certificate, MB or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  (b)         Escheat. Notwithstanding the foregoing, none of the Exchange Agent or any Party shall be liable to any former holder of First SecurityFed Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

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                  (c)         Restrictions on the Payment of Dividends. No dividends or other distributions with respect to MB Common Stock to be issued in the Merger with a record date occurring after the Effective Time shall be paid with respect to any unsurrendered or improperly surrendered First SecurityFed Share Certificate until the holder thereof shall be entitled to receive the Stock Distribution in exchange therefor in accordance with the procedures set forth in this Section 3.08. After becoming so entitled in accordance with this Section 3.08, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofor had become payable with respect to shares of MB Common Stock such holder had the right to receive upon the proper surrender of the applicable First SecurityFed Share Certificate. A registered holder of unsurrendered or improperly surrendered First SecurityFed Share Certificates shall be entitled to vote after the Effective Time at any meeting of MB stockholders with a record date after the Effective Time the number of whole shares of MB Common Stock that would be issued to such holder in exchange for such First SecurityFed Share Certificates, regardless of whether such holder has exchanged such First SecurityFed Share Certificates.

                  (d)         Return of Exchange Fund to MB. Any portion of the Exchange Fund that remains unclaimed by the stockholders of First SecurityFed for six months after the Effective Date shall be delivered to MB. Any stockholder of First SecurityFed who has not theretofor complied with this Section 3.08 shall thereafter look only to MB for payment of the Stock Distribution and/or Cash Distribution, whichever is applicable, cash in lieu of any fractional share interest and unpaid dividends and distributions on MB Common Stock deliverable with respect to the Stock Distribution, in each case, without any interest thereon.

ARTICLE IV
ACTIONS PENDING TRANSACTION

         4.01         Forbearances of First SecurityFed and its Subsidiaries. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of MB (which consent under subsections (j), (n) and (r) shall not be unreasonably withheld or delayed), First SecurityFed will not, and will cause each of its Subsidiaries not to:

                  (a)         Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to (i) preserve intact its business organization, properties, and assets and (ii) maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

                  (b)         Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, or (ii) enter into any agreement with respect to the foregoing, except pursuant to the exercise of First SecurityFed Stock Options and the delivery of First SecurityFed common stock free from restrictions upon the vesting of Unvested RRP Shares pursuant to the RRP.

                  (c)         Other Securities. Issue any other capital securities, including trust preferred or other similar securities, or other securities, debentures or subordinated notes.

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                  (d)         Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than (A) regular quarterly cash dividends on First SecurityFed Common Stock in an amount not to exceed $0.17 per share, with record and payment dates consistent with past practices; provided, however, the declaration of the last quarterly dividend by First SecurityFed prior to the Effective Time and the amount and payment thereof shall be coordinated with MB so that no stockholder of First SecurityFed Common Stock who shall be entitled to receive the Stock Distribution will receive dividends on both First SecurityFed Common Stock and MB Common Stock to be issued in the Merger with respect to the same quarterly period, or fail to receive at least one dividend (which may be with respect to either his First SecurityFed Common Stock or MB Common Stock to be received in the Merger) with respect to such quarterly period, and (B) dividends from wholly owned Subsidiaries to First SecurityFed or to another wholly owned Subsidiary of First SecurityFed) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock , other ownership interests, or Rights.

                  (e)         Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of, or independent contractor with respect to, First SecurityFed or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) oral at will employment agreements, (B) the extension or renewal of the Change in Control Agreements with Paul Bandriwsky, Mary H. Korb, Adrian Hawryliw, Peter Ilnyckyj and Irene S. Subota to permit them to expire 2 years after the Effective Date, (C) annual bonuses and normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (D) annual bonuses and increases in salary to non-rank and file employees and officers, in each case as Previously Disclosed, and in the case of executives, their targeted bonuses for 2004 shall not exceed their actual bonuses for 2003, or (E) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than $10,000 of employees or directors to attend conventions or similar meetings after the date hereof.

                  (f)         Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any First SecurityFed Employee Plan, or take any action to accelerate the vesting of benefits payable thereunder.

                  (g)         Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any of its deposit liabilities.

                  (h)         Leases or Licenses. Enter into, modify, amend or renew any lease or license relating to real or personal property or Intellectual Property other than in the ordinary course of business consistent with past practice and involving an aggregate amount not in excess of $50,000; or permit to lapse its rights in any Intellectual Property.

                  (i)         Acquisitions. Except as permitted under Section 4.01(r) and (q), acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any Person.

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                  (j)         Loans, Loan Participations and Servicing Rights. Sell or acquire, whether or not in the ordinary course of business, any loans (excluding originations), any loan participations or servicing rights.

                  (k)         Governing Documents. Amend its certificate or articles of incorporation, charter or by-laws (or similar governing documents).

                  (l)         Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Authority.

                  (m)         Contracts. Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, enter into or terminate any material agreement or amend or modify in any material respect or renew any of its existing material agreements.

                  (n)         Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $25,000 (exclusive of any amounts paid directly or reimbursed to First SecurityFed or any of its Subsidiaries under any insurance policy maintained by First SecurityFed or any of its Subsidiaries), settle any claim, action or proceeding. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to First SecurityFed and its Subsidiaries, taken as a whole.

                  (o)         Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither First SecurityFed nor any of its Subsidiaries shall be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Materials of Environmental Concern or might be in violation of or require remediation under Environmental Laws.

                  (p)         Deposit Taking and Other Bank Activities. In the case of First Security Federal Savings Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

                  (q)         Investments. Enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account other than non-callable investment securities with a projected average life of less than 3 years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

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                  (r)         Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $25,000 individually or $50,000 in the aggregate, except for amounts Previously Disclosed or for emergency repairs or replacements.

                  (s)         Lending. (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; (ii) release collateral or the personal liability of any borrower under any loan or letter of credit other than (1) pursuant to contractual provisions relating thereto in existence prior to the date hereof or (2) in the case of consumer loans and owner occupied one to four family residential loans, in the ordinary course of business consistent with past practice; or (iii) except for commitments outstanding on the date hereof that have been Previously Disclosed, make or commit to make any new loan or letter of credit, or any new or additional discretionary advance under any existing loan or line of credit, or restructure, modify or provide forbearance under, any loan or line of credit (other than (A) in the case of an unsecured or partially secured consumer loan or extension of credit with full personal recourse to the borrower in a principal amount not in excess of $100,000, (B) in the case of a fully secured (in accordance with loan underwriting policies in existence on the date of this Agreement as Previously Disclosed) consumer loan or extension of credit with full personal recourse to the borrower in a principal amount not in excess of $250,000, provided the principal amount may be up to $1 million for a home equity loan or line of credit on the principal residence of the borrower if the aggregate loan to value ratio (inclusive of all secured indebtedness on such principal residence) does not exceed 80%, (C) in the case of a letter of credit or line of credit secured by real and/or personal property which provides full personal recourse to the borrower in an amount not in excess of $750,000, (D)) in the case of a loan secured by a first mortgage on an owner occupied one-to-four single-family principal residence which provides full personal recourse to the borrower in a principal amount not in excess of $1.5 million, (E) in the case of a loan secured by a first mortgage on commercial real property which also provides full personal recourse to the borrower in a principal amount not in excess of $2.5 million, (F) in the case of a commercial loan secured by a first lien on accounts receivable, inventory or other tangible assets which also provides full personal recourse to the borrower in a principal amount not in excess of $2.5 million, (G) in the case of a construction loan secured by a first mortgage on one to four family residential property units which also provides full personal recourse to the borrower in a principal amount not to exceed $2.5 million, and (H) in the case of a loan secured by a first mortgage on multi-family real property which also provides full personal recourse to the borrower in a principal amount not in excess of $2.5 million; provided in the case of subparts (A)-(H) the loan exposure to one borrower (or group of affiliated borrowers) shall not exceed $4 million; provided, however, that notwithstanding any other provision of this Agreement, First Security Federal Savings Bank may make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit in the event that (x) First Security Federal Savings Bank has delivered to MB (to the attention of any one of the following designated representatives of MB: Tom Panos Executive Vice President of MB Bank, Ronald Santo, Chairman of MB Bank and Group President, or Brian Griffin, Chief Credit Officer of MB Bank, or their successors) a written notice of First Security Federal Savings Bank's intention to make such loan, letter of credit, advance or restructuring and such additional information as MB may reasonably require (subject to applicable privacy restrictions) and (y) MB shall not have reasonably objected to such loan, letter of credit, advance or restructuring by giving notice of such objection within three business days following the actual receipt by MB's designated representative of First Security Federal Savings Bank's written notice of intention with respect thereto.

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                  (t)         Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership, except for Previously Disclosed written commitments outstanding on the date hereof; or engage in any new real estate development or construction activity.

                  (u)         Adverse Actions. Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of First SecurityFed's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date (disregarding any qualifications under Section 8.03(a)); (ii) the Merger failing to qualify as a "reorganization" under Section 368 of the Code; (iii) any of the conditions to the Transactions set forth in Article VIII not being satisfied except as expressly permitted by this Agreement; or (iv) a violation of any provision of this Agreement.

                  (v)         Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

                  (w) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than advances, repurchase agreements and other borrowings from the FHLB in the ordinary course of business with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Sections 4.01(s).

                  (x)         Charitable Contributions. Make any charitable or similar contributions except in amounts not to exceed $1,000 individually, and $10,000 in the aggregate; provided however, no additional or new contributions shall be made to the Heritage Foundation.

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                  (y)         New Lines of Business. Develop, market or implement any new lines of business.

                  (z)         Performance of Obligations. Take any action that is likely to materially impair First SecurityFed's ability to perform any of its obligations under this Agreement.

                  (aa)         Commitments. Agree or commit to do any of the foregoing.

         4.02         Forbearances of MB and its Subsidiaries. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of First SecurityFed, MB will not, and will cause each of its Subsidiaries not to:

                  (a)         Adverse Actions. Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of MB's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date (disregarding any qualifications under Section 8.02(a)), (ii) the Merger failing to qualify as a "reorganization" under Section 368 of the Code; (iii) any of the conditions to the Transactions set forth in Article VIII not being satisfied except as expressly permitted by this Agreement; or (iv) a violation of any provision of this Agreement;

                  (b)         Governing Instruments. Take any action or amend the MB Articles or MB By-Laws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

                  (c)         Regulatory Approvals. Knowingly take or omit to take any other action that would materially adversely affect or materially delay the ability of MB to obtain or otherwise materially adversely affect MB's or MB Bank's ability to consummate the Transactions; or

                  (d)         Performance of Obligations. Take any action that is likely to materially impair MB's ability to perform any of its obligations under this Agreement.

                  (e)         Commitment. Agree or commit to do any of the foregoing.

                  (f)         MB Share Adjustment. Permit an MB Share Adjustment to occur during the Determination Period or at any time thereafter through the Effective Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FIRST SECURITYFED

         First SecurityFed represents and warrants to MB, except as Previously Disclosed, as follows:

         5.01         Capitalization.

                  (a)         The authorized capital stock of First SecurityFed consists of (i) 8,000,000 shares of First SecurityFed Common Stock of which, as of the date hereof, 4,043,563 are issued and outstanding (inclusive of all shares awarded under the First SecurityFed 1998 Recognition and Retention Plan (the "RRP") that are issued and outstanding) and 2,368,937 are held in treasury; and (ii) 500,000 shares of First SecurityFed Preferred Stock, of which none are issued and outstanding. All of the issued and outstanding shares of First SecurityFed Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of First SecurityFed Common Stock has been issued in violation of the preemptive rights of any Person. All issuances of securities by First SecurityFed have been registered under the Securities Act and state securities law requirements or were exempt from such registration requirements.

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                  (b)         First SecurityFed has 640,800 shares of First SecurityFed Common Stock reserved for issuance under the First SecurityFed 1998 Stock Option and Incentive Plan (the "First SecurityFed Stock Option Plan") for the benefit of employees and directors of First SecurityFed and its Subsidiaries, pursuant to which options covering 413,592 shares of First SecurityFed Common Stock are outstanding on the date hereof (the "First SecurityFed Stock Options") with an average exercise price of $16.82 per share. The name of each holder of First SecurityFed Stock Options, together with the date of each award, the number of option shares subject to each award, the expiration date(s) thereof, and the vesting date(s) of unvested awards are Previously Disclosed. First SecurityFed has 256,320 shares of First SecurityFed Common Stock reserved for issuance under the RRP for the benefit of employees and directors of First SecurityFed and its Subsidiaries, pursuant to which (i) 223,666 number of shares of First SecurityFed Common Stock have been awarded and are issued and outstanding as of the date hereof, and (ii) 32,654 number of shares of First SecurityFed Common Stock have not been awarded or have been forfeited ("Unawarded RRP Shares"), as of the date hereof. Except for 4,500 shares of First SecurityFed Common Stock which have been awarded but are unvested under the RRP (The "Unvested RRP Shares") and forfeited awards, all shares previously awarded pursuant to the RRP are fully vested and free from restrictions. The name of each holder of Unvested RRP Shares, together with the number of Unvested RRP Shares held by such holder and the date(s) of vesting thereof are Previously Disclosed. Except as set forth above in this subsection (b), there are no Rights issued or outstanding with respect to First SecurityFed capital stock. First SecurityFed does not maintain a dividend reinvestment plan.

         5.02         Organization, Standing and Authority of First SecurityFed. First SecurityFed is a registered savings and loan holding company under the HOLA, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted, and First SecurityFed is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First SecurityFed. First SecurityFed has Previously Disclosed the First SecurityFed Certificate and First SecurityFed By-Laws.

         5.03         First SecurityFed Subsidiaries. First SecurityFed has Previously Disclosed the name and jurisdiction of incorporation or organization of each of its Subsidiaries. Each Subsidiary of First SecurityFed is duly organized, validly existing and in good standing (except that no good standing representation is made with respect to First Security Federal Savings Bank) under the laws of its place of incorporation or organization, with full power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First SecurityFed. First SecurityFed has Previously Disclosed the number of issued and outstanding shares of capital stock or other ownership interests of each of its Subsidiaries, all of which are owned by First SecurityFed or a Subsidiary of First SecurityFed free and clear of all Liens. There are no Rights issued or outstanding with respect to the capital stock or other ownership interests of any Subsidiary of First SecurityFed. Except for the ownership of the First SecurityFed Subsidiaries, readily marketable securities and FHLB stock, neither First SecurityFed nor any of its Subsidiaries owns any equity or profit and loss interest in any other Person. First SecurityFed has Previously Disclosed the certificate or articles of incorporation, charter, bylaws and other governing documents of each of its Subsidiaries.

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         5.04         Authorized and Effective Agreement.

                  (a)         First SecurityFed has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary approvals of Regulatory Authorities, the expiration of applicable waiting periods, and the approval of this Agreement by the stockholders of First SecurityFed) to perform all of its obligations hereunder. This Agreement (including the execution, delivery and performance hereof) and the Transactions have been duly authorized, deemed advisable, approved and adopted by the First SecurityFed Board and no other corporate action is required in respect thereof on the part of First SecurityFed, except for the adoption of this Agreement by First SecurityFed's stockholders owning a majority of the issued and outstanding shares of First SecurityFed Common Stock. This Agreement has been duly and validly executed and delivered by First SecurityFed and, assuming due authorization, execution and delivery by MB, constitutes the legal, valid and binding obligation of First SecurityFed, enforceable against First SecurityFed in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (b)         Neither the execution and delivery of this Agreement nor completion of the Transactions, nor compliance by First SecurityFed or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the First SecurityFed Certificate, First SecurityFed By-Laws, or the certificate or articles of incorporation, charter, bylaws or other governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of First SecurityFed or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which First SecurityFed or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to receipt of all required approvals from Regulatory Authorities (and the expiration of applicable waiting periods) and the stockholders of First SecurityFed, violate any order, writ, injunction, decree, statute, rule or regulation applicable to First SecurityFed or any of its Subsidiaries.

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                  (c)         Except for (i) the filing of applications with and the approvals of applicable Regulatory Authorities relating to the Transactions, (ii) the adoption of this Agreement by stockholders of First SecurityFed owning a majority of the issued and outstanding shares of First SecurityFed Common Stock, (iii) the filing with and clearance by the SEC of the Registration Statement and any state securities filings and clearances, (iv) the filing of the Certificate of Merger relating to the Merger or the Cash-Out Merger Certificate relating to the Cash-Out Merger, in either case with the Delaware Secretary and the Articles of Merger with the Department relating to the Merger and (v) the filing of documents with the OCC and/or the OTS to cause the Subsidiary Transaction to become effective, no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary on the part of First SecurityFed or any of its Subsidiaries or, to the knowledge of First SecurityFed, by MB or any of its Subsidiaries, in connection with the completion of the Transactions.

                  (d)         As of the date hereof, First SecurityFed is not aware of any reasons relating to First SecurityFed or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Transactions as shall be necessary for the completion of the Transactions.

         5.05         Securities Documents and Regulatory Reports.

                  (a)         First SecurityFed's Securities Documents filed after December 31, 1999, (i) compiled in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents the financial position of First SecurityFed and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements in such Securities Documents (including any notes or schedules thereto) fairly presents, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of First SecurityFed and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to non-material, normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

                  (b)         First SecurityFed and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities all reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of applicable laws and regulations. In connection with the examinations of First Security Federal Savings Bank since January 1, 1998 by the OTS or any other Regulatory Authority, First Security Federal Savings Bank was not required to correct or change any action, procedure or proceeding which First SecurityFed believes has not been corrected or changed as required. The last examination of First Security Federal Savings Bank by the OTS was as of June 17, 2003.

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         5.06         Material Adverse Effect. Since December 31, 2002, except as set forth in its Securities Documents filed prior to the date of this Agreement, (i) First SecurityFed and its Subsidiaries have conducted their businesses only in the ordinary and usual course (excluding the entering into of this Agreement and the incurrence of expenses in connection with this Agreement and the Transactions) and (ii) no event has occurred or circumstance arisen (including material litigation) that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First SecurityFed.

         5.07         Environmental Matters.

                  (a)         First SecurityFed and its Subsidiaries are in compliance in all material respects with all Environmental Laws. Neither First SecurityFed nor any of its Subsidiaries has received any communication alleging that it or any of its Subsidiaries is not in such compliance. To the knowledge of First SecurityFed, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

                  (b)         None of the properties currently owned or operated by First SecurityFed or any First SecurityFed Subsidiary other than REO, or to the knowledge of First SecurityFed, no REO of First SecurityFed or any First SecurityFed Subsidiary or any other property previously owned or operated or currently leased by First SecurityFed or any of its Subsidiaries, has been or is in violation in any material respect of or subject to liability under any Environmental Law.

                  (c)         To the knowledge of First SecurityFed, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any material liability against or obligation on the part of First SecurityFed or any of its Subsidiaries or any Person whose liability or obligation for any Environmental Claim First SecurityFed or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

                  (d)         Neither First SecurityFed nor any First SecurityFed Subsidiary (i) has conducted any environmental studies during the past 5 years with respect to any properties owned by it, leased by it, or securing any loans held by it or (ii) is aware of any Environmental Law violation, or remediation obligation for Materials of Environmental Concern relating to any property securing a loan held by it.

         5.08         Tax Matters.

                  (a)         First SecurityFed and its Subsidiaries have timely filed (including applicable extension periods) all Tax Returns and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all material Taxes in respect of the periods covered by such Tax Returns and, as of the Effective Date, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all material Taxes for any subsequent periods ending on or prior to the Effective Date. Neither First SecurityFed nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. First SecurityFed and its Subsidiaries have timely and properly withheld and paid over all Taxes to the proper tax authority required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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                  (b)         All Tax Returns filed by First SecurityFed or any of its Subsidiaries are complete and accurate in all material respects. Neither First SecurityFed nor any First SecurityFed Subsidiary is delinquent in the payment of any material Taxes nor has it requested an extension of time which is currently outstanding within which to file any Tax Return. None of the Tax Returns of First SecurityFed or any of its Subsidiaries have during the past six years been audited or examined by applicable tax authorities. No deficiencies for any Taxes have been proposed, asserted or assessed (tentatively or otherwise) against First SecurityFed or any of its Subsidiaries which have not been settled and paid. There are no agreements in effect with respect to First SecurityFed or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Taxes. No audit, examination or deficiency or refund litigation with respect to any Tax Return or Taxes is pending or, to the knowledge of First SecurityFed, is threatened.

                  (c)         Neither First SecurityFed nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes. Neither First SecurityFed nor any of its Subsidiaries is required (or will any successor in the Transactions be required) to include in income any adjustment pursuant to Section 481(a) of the Code as a result of the consummation of transactions occurring on or prior to the Effective Date or by reason of any change in accounting method (nor does First SecurityFed have any knowledge that the IRS has proposed (or will propose) any such adjustment or change of accounting method). First SecurityFed has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  (d)         None of First SecurityFed and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was First SecurityFed) or (ii) has any liability for the Taxes of any Person (other than any of First SecurityFed and its Subsidiaries) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

         5.09         Legal Proceedings. There are no actions, suits, claims or proceedings pending, or to the knowledge of First SecurityFed, any unasserted possible claim or threatened claim, against First SecurityFed or any of its Subsidiaries or against any asset, interest or right of First SecurityFed or any of its Subsidiaries, or against any officer, director or employee of First SecurityFed or any of its Subsidiaries in such capacity, involving a monetary amount in excess of $25,000 or a request for specific performance, injunctive relief or other equitable relief.

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         5.10         Compliance with Laws.

                  (a)         First SecurityFed and its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to carry on their businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of First SecurityFed, will not be adversely affected by virtue of the completion of the Transactions; and to the knowledge of First SecurityFed, no suspension or cancellation of any of the same is threatened.

                  (b)         First SecurityFed and its Subsidiaries are (i) in compliance with their respective governing documents, (ii) in compliance in all material respects with all applicable laws, ordinances, orders, rules and regulations of Governmental Authorities (including any regulatory capital requirements, truth-in-lending, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), (iii) in compliance with all orders, writs, injunctions and decrees of any court, and (iv) in compliance with all orders, licenses and demands of Governmental Authorities. Neither First SecurityFed nor any of its Subsidiaries has received any notice or communication from any Governmental Authority asserting that First SecurityFed or any of its Subsidiaries is not in compliance with any of the foregoing. First Security Federal Savings Bank is not subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to savings banks issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing. Neither First SecurityFed nor First Security Federal Savings Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (c)         To the knowledge of First SecurityFed, no investigation or review by any Governmental Authority with respect to First SecurityFed or any of its Subsidiaries is pending or threatened, nor has any Governmental Authority indicated to First SecurityFed or any of its Subsidiaries an intention to conduct the same, other than normal or routine regulatory examinations.

                  (d)         First Security Federal Savings Bank has a CRA rating of "satisfactory" or better.

         5.11         Employee Benefit Plans.

                  (a)         First SecurityFed has Previously Disclosed all First SecurityFed Employee Plans and has heretofore delivered to MB accurate and complete copies of each (including amendments and agreements relating thereto) together with, in the case of qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Authority with respect thereto, and (iii) the most recent rulings and determination letters and any open requests for rulings or letters that pertain thereto.

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                  (b)         Neither First SecurityFed nor any of its Subsidiaries currently maintains or sponsors any Defined Benefit Plan. Any Defined Benefit Plan previously maintained or sponsored by First SecurityFed or any of its Subsidiaries has been terminated and neither First SecurityFed nor any of its Subsidiaries has any liability with respect to any previously terminated Defined Benefit Plan.

                  (c)         Neither First SecurityFed nor any of its Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

                  (d)         No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any First SecurityFed Employee Plan which could result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code.

                  (e)         The First SecurityFed Employee Plans have been maintained and operated in substantial compliance with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations. All contributions required to be made to the First SecurityFed Employee Plans at the date hereof have been made, and all contributions required to be made to the First SecurityFed Employee Plans prior to the Effective Time will have been made. There are no unaccrued obligations or liabilities of First SecurityFed or any of the First SecurityFed Subsidiaries under any of the First SecurityFed Employee Plans.

                  (f)         To the knowledge of First SecurityFed, there are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the First SecurityFed Employee Plans or any trust related thereto or any fiduciary thereof.

                  (g)         Neither First SecurityFed nor any of its Subsidiaries has made any payments, or is a party to any agreement or any First SecurityFed Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments that, when made, would not be deductible because of Sections 162(m) or 280G of the Code.

                  (h)         Except as provided in the CEO Employment Agreement, the Change of Control Agreements, or as required by COBRA, neither First SecurityFed nor any of its Subsidiaries has any obligation to provide retiree welfare benefits (including health benefits) or post-termination welfare benefits (including health benefits) to any current or former employees, directors, advisory directors, independent contractors or agents.

         5.12         Certain Contracts. Neither First SecurityFed nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB borrowings) or the guarantee of any obligation by it, (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of First SecurityFed or any of its Subsidiaries, (c) any agreement, arrangement or

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understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of First SecurityFed or any of its Subsidiaries as a result of First SecurityFed entering into this Agreement, the adoption of this Agreement by stockholders of First SecurityFed or the consummation of any of the Transactions (assuming for purposes hereof that such Person's employment is involuntarily terminated without cause in connection with the consummation of the Transactions); (d) any agreement, arrangement or understanding (other than as provided in the articles or certificate of incorporation, charter or bylaws of First SecurityFed or its Subsidiaries) pursuant to which First SecurityFed or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of First SecurityFed or any of its Subsidiaries; (e) any agreement, arrangement or understanding to which First SecurityFed or any of its Subsidiaries is a party or by which it is bound which limits the freedom of First SecurityFed or any of its Subsidiaries to compete in any line of business or with any Person; (f) any agreement pursuant to which loans or servicing rights have been sold by First SecurityFed or any of its Subsidiaries, which impose any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon First SecurityFed or any of its Subsidiaries; (g) any subservicing agreement; or (h) any other material agreement, commitment or understanding. For purposes of subsection (h), a material agreement, commitment or understanding shall not include any deposit account liability, any arrangement which is terminable by First SecurityFed or a Subsidiary of First SecurityFed on 30 days or less advance written notice without penalty or premium or any monetary obligation of First SecurityFed or any of its Subsidiaries which involves the payment of less than $25,000 per year.

         5.13         Brokers and Finders. Neither First SecurityFed nor any of its Subsidiaries or any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with this Agreement or the Transactions, except for the First SecurityFed Advisor. First SecurityFed has Previously Disclosed all fees and expenses that it is obliged to pay the First SecurityFed Advisor.

         5.14         Insurance. First SecurityFed and its Subsidiaries maintain the insurance required by contract and applicable laws and regulations. Neither First SecurityFed nor any of its Subsidiaries has, during the past five years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied. All material insurance policies maintained by First SecurityFed or any First SecurityFed Subsidiary are Previously Disclosed.

         5.15         Properties. All real and personal property owned by First SecurityFed or any of its Subsidiaries or presently used in its business are sufficient to carry on the businesses of First SecurityFed and its Subsidiaries in the ordinary course of business consistent with past practices. First SecurityFed and its Subsidiaries have good and marketable title free and clear of all Liens to all of their properties and assets, real and personal, except (i) Liens for current taxes not yet due or payable, (ii) pledges to secure deposits, (iii) non-monetary Liens affecting real property, if any, which do not adversely affect the value or use of such real property, and (iv) monetary Liens, if any, reflected in the First SecurityFed consolidated financial statements as of September 30, 2003 which are included in First SecurityFed's Securities Documents. All real and personal property the loss of which would be material to the business of First SecurityFed or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in all material respects in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Transactions. All improved real property owned or leased by First SecurityFed or any of its Subsidiaries is in compliance in all material respects with all applicable laws including zoning laws and the Americans Disabilities Act. No expressed or implied representation or warranty is made by First SecurityFed with respect to the physical condition of the fixed assets of First SecurityFed or any of its Subsidiaries, it being the understanding of the Parties that such fixed assets shall be accepted by MB in "as is" condition.

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         5.16         Labor. No work stoppage involving First SecurityFed or any of its Subsidiaries is pending or, to the knowledge of First SecurityFed, threatened. Neither First SecurityFed nor any of its Subsidiaries is involved in or, to the knowledge of First SecurityFed, threatened with or affected by, any labor dispute, discrimination or sexual harassment claim, arbitration, lawsuit or administrative proceeding involving any of its employees. There are no employees of First SecurityFed or any of its Subsidiaries who are members of a union relating to their employment with First SecurityFed or any of its Subsidiaries.

         5.17         Allowance for Loan Losses. The allowance for loan losses reflected on First SecurityFed's consolidated balance sheet as of September 30, 2003 included in the First SecurityFed Securities Documents is, and will be in the case of First SecurityFed consolidated balance sheets included in the First SecurityFed Securities Documents filed after the date hereof, adequate, in the good faith opinion of the management of First SecurityFed and the First SecurityFed Board, as of their respective dates under GAAP and the requirements of all applicable Regulatory Authorities.

         5.18         Transactions with Insiders. Since July 1, 2000, there have been no transactions in which any of the executive officers, directors or managerial employees of First SecurityFed or any of its Subsidiaries or member of the "immediate family" or "related interests" (as such terms are defined in Regulation O) of any such executive officers, directors or managerial employees (collectively, "Insiders"), directly or indirectly, either individually or through any corporation, limited liability company, partnership, association or other entity, has borrowed from, loaned to, supplied or provided goods to, purchased assets from, sold assets to, or done business in any manner with, First SecurityFed or any of its Subsidiaries. All transactions with Insiders since January 1, 2000 are in compliance with applicable laws, rules and regulations. No Insider has any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by First SecurityFed or any of its Subsidiaries or in any liability, obligation or indebtedness of First SecurityFed or any of its Subsidiaries, except for deposits of First Security Federal Savings Bank. Neither First SecurityFed nor any of its Subsidiaries owns and is the beneficiary of insurance on the life of any Insider.

         5.19         Fairness Opinion. First SecurityFed has received an opinion from the First SecurityFed Advisor to the effect that, as of the date hereof, the Merger Consideration to be received in either of the Merger or the Cash-Out Merger is fair, from a financial point of view, to the stockholders of First SecurityFed.

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         5.20         No Undisclosed Liabilities. Neither First SecurityFed nor any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against First SecurityFed or any of its Subsidiaries giving rise to any such liability or obligation) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of First SecurityFed and its Subsidiaries or the notes thereto, except for (i) liabilities set forth or reserved against in the First SecurityFed audited consolidated financial statements as of December 31, 2002 or the notes thereto which are included in First SecurityFed's Securities Documents, (ii) liabilities set forth or reserved against in the First SecurityFed quarterly consolidated financial statements or notes thereto for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003 which are included in First SecurityFed's Securities Documents, and (iii) liabilities occurring in the ordinary course of business since September 30, 2003 or relating to this Agreement and the Transactions.

         5.21         Indemnification. No action or failure to take action by any present or former director, advisory director, officer, employee or agent of First SecurityFed or any of its Subsidiaries has occurred which would give rise to a material claim by any such Person for indemnification from First SecurityFed or any of its Subsidiaries.

         5.22         Loan Portfolio. Each loan reflected as an asset on the First SecurityFed consolidated financial statements as of September 30, 2003 which are included in First SecurityFed's Securities Documents, and each loan originated or acquired by First SecurityFed or any of its Subsidiaries thereafter, is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such loans are, and the loans held at the Effective Date will be, free and clear of any Lien (other than the Lien of the FHLB to secure FHLB borrowings). All loan files are complete in all material respects and contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements, and similar documents evidencing collateral or other financial accommodations relating to the loans. None of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of, except as indicated in the loan file or as a result of bankruptcy or other debtor relief laws of general application. The collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan file. All security interests granted in favor of the lender of each loan as reflected in the loan documents have been property perfected. None of the loans are, and none of the loans held at the Effective Date will be, subject to any offset, claims of offset or claims of other material liability on the part of First SecurityFed or any of its Subsidiaries. Neither First SecurityFed nor any of its Subsidiaries has notice or knowledge of, and has not consented to, the sale, loss, destruction or other disposition of any collateral securing a loan, except where the proceeds thereof have been or are to be applied to the loan indebtedness. There is no loan or other asset of First SecurityFed or any of its Subsidiaries that as of December 31, 2003 has been classified by examiners, internal auditors or outside auditors as "Other Loans of Concern," "Substandard," "Doubtful", "Loss," or in any other similar category. First SecurityFed has Previously Disclosed a complete list of all REO currently held by First SecurityFed and its Subsidiaries.

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         5.23         Investment Portfolio. Except for pledges to secure public and trust deposits, none of the investment securities reflected in the First SecurityFed consolidated financial statements as of September 30, 2003 which are included in First SecurityFed's Securities Documents and none of the investment securities since acquired by First SecurityFed or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of First SecurityFed or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP and restrictions imposed after the date of this Agreement in connection with future borrowings permitted under this Agreement.

         5.24         Books and Records. The corporate record books (other than stock ledgers and stock records) of First SecurityFed and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the boards of directors and stockholders of First SecurityFed and its Subsidiaries. The stock ledgers and stock records of First SecurityFed and its Subsidiaries are complete and accurate and reflect all transactions in their capital stock. The accounting books and records of First SecurityFed and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of First SecurityFed and its Subsidiaries.

         5.25         Interim Events. Since September 30, 2003, neither First SecurityFed nor any of its Subsidiaries has taken any action which if taken after the date hereof would require the prior written consent of MB pursuant to Section 4.01 hereof.

         5.26         Defaults. Neither First SecurityFed nor any of its Subsidiaries is in default of any obligation to be performed by it under any material agreement or commitment and neither First SecurityFed nor any of its Subsidiaries has waived or will waive prior to the Effective Time any material right under any material agreement or commitment. To the knowledge of First SecurityFed, no other party to any such material agreement or commitment is in default in any obligation to be performed by such party.

         5.27         Intellectual Property. First SecurityFed and its Subsidiaries own, lease or license all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, domain names, domain name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (other than commercially available, off-the-shelf software) (collectively, "Intellectual Property") which are material to the conduct of the businesses of First SecurityFed and its Subsidiaries free and clear of all Liens. First SecurityFed has Previously Disclosed a complete list of all material Intellectual Property of First SecurityFed and its Subsidiaries. No claims, suits, actions or proceedings are pending, and to the knowledge of First SecurityFed, no Person has threatened to commence any suit, action or proceeding, alleging that First SecurityFed or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the knowledge of First SecurityFed, none of the Intellectual Property of First SecurityFed and its Subsidiaries infringes on the rights of any other Person, and no Person is infringing on the rights of First SecurityFed or any of its Subsidiaries with respect to any Intellectual Property of First SecurityFed or any of its Subsidiaries. Neither First SecurityFed nor any of its Subsidiaries is a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. To the knowledge of First SecurityFed, the Intellectual Property of First SecurityFed and its Subsidiaries will not be limited or otherwise adversely affected by virtue of the consummation of the Transactions.

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         5.28         Compliance with Servicing Obligations. First SecurityFed and its Subsidiaries are in compliance in all material respects with all contract, agency and investor requirements and guidelines, and all applicable laws, rules and regulations of Governmental Authorities, relating to the servicing and administration of loans by them, or any of them, including properly and timely making interest rate adjustments to adjustable rate loans.

         5.29         Risk Management Instruments. Neither First SecurityFed nor any of its Subsidiaries is a party to or bound by any interest rate swap, cap, floor, option agreement, future, forward contract or any other similar risk management arrangement.

         5.30         Fiduciary Responsibilities. First SecurityFed and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

         5.31         Disclosure Controls and Procedures. To the extent required, First SecurityFed and its Subsidiaries have had in place "disclosure controls and procedures" as defined in Rules 13a-15(c) and 15d-15(c) of the Exchange Act) to allow First SecurityFed's management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of First SecurityFed required under the Exchange Act.

         5.32         Takeover Laws. First SecurityFed has taken or will take all necessary actions so that this Agreement and the Transactions are not subject to the requirements of any "moratorium," "control share", "fair price", "affiliate transactions", "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL ("Takeover Laws") applicable to First SecurityFed or any First SecurityFed Subsidiary.

         5.33         Representations Not Misleading. No representation or warranty by First SecurityFed in this Agreement, or in any Exhibit or Schedule furnished to MB or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF MB

         MB represents and warrants to First SecurityFed, except as Previously Disclosed, as follows:

         6.01         Capitalization and Ownership of First SecurityFed Common Stock. As of December 31, 2003, the authorized capital stock of MB consisted of (a) 40,000,000 shares of MB Common Stock, of which 26,795,133 shares were issued and outstanding, and 57,300 shares were held in treasury, and (b) 1,000,000 shares of preferred stock, $0.01 par value per share, of which none were issued and outstanding. As of the date hereof, MB does not have any Rights issued or outstanding with respect to MB Common Stock and MB does not have any commitment to authorize, issue or sell any MB Common Stock or Rights, other than pursuant to (i) this Agreement and (ii) outstanding stock options and restricted stock (and any mandatory future awards pursuant to employee bonus and commission arrangements or pursuant to its employment agreement with its Chief Executive Officer). The issued and outstanding shares of MB Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). The shares of MB Common Stock to be issued in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. All issuances of securities by MB have been registered under the Securities Act and state securities law requirements or were exempt from such registration requirements. As of the date hereof, neither MB nor any of its Subsidiaries owns for its own account any shares of First SecurityFed Common Stock.

         6.02         Organization, Standing and Authority of MB. MB is a registered bank holding company with the FRB, duly organized, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on MB.

         6.03         MB Subsidiaries. Each Subsidiary of MB is duly organized, validly existing and in good standing (except that no good standing representation is made with respect to any Subsidiary that is a financial institution) under the laws of the place of its incorporation or organization, with full power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on MB.

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         6.04         Authorized and Effective Agreement.

                  (a)         MB has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary approvals of Regulatory Authorities and the expiration of applicable waiting periods) to perform all of its obligations hereunder. This Agreement (including the execution, delivery and performance hereof) and the Transactions have been duly authorized, deemed advisable, approved and adopted by the MB Board and no other corporate action is required in respect thereof on the part of MB. This Agreement has been duly and validly executed and delivered by MB and, assuming due authorization, execution and delivery by First SecurityFed, constitutes the legal, valid and binding obligation of MB, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (b)         Neither the execution and delivery of this Agreement, nor completion of the Transactions, nor compliance by MB or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the MB Articles, MB By-Laws, or the certificate or articles of incorporation, charter, bylaws or other governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of MB or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which MB or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to receipt of all required approvals from Regulatory Authorities (and the expiration of applicable waiting periods) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MB or any of its Subsidiaries.

                  (c)         Except for the filings and approvals contemplated by Section 5.04(c), no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary on the part of MB or any of its Subsidiaries, or to the knowledge of MB, by First SecurityFed or any of its Subsidiaries, in connection with the completion of the Transactions.

                  (d)         As of the date hereof, MB is not aware of any reasons relating to MB or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Transactions as shall be necessary for the completion of the Transactions.

         6.05         Securities Documents and Regulatory Reports.

                  (a)         MB's Securities Documents filed after December 31, 1999, (i) compiled in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or

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statements of condition contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents the financial position of MB and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements in such Securities Documents (including any notes or schedules thereto) fairly presents, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of MB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to non-material, normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

                  (b)         MB and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities all reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of applicable laws and regulations. In connection with the examinations of MB Bank since January 1, 1998 by the OCC or any other Regulatory Authority, MB Bank was not required to correct or change any action, procedure or proceeding which MB believes has not been corrected or changed as required.

         6.06         Material Adverse Effect. Since December 31, 2002, no event has occurred or circumstance arisen (including material litigation) that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on MB.

         6.07         Environmental Matters.

                  (a)         MB and its Subsidiaries are in compliance in all material respects with all Environmental Laws. Neither MB nor any of its Subsidiaries has received any communication alleging that it or any of its Subsidiaries is not in such compliance. To the knowledge of MB, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

                  (b)         None of the properties currently owned or operated by MB or any MB Subsidiary other than REO, or to the knowledge of MB, no REO of MB or any MB Subsidiary or any other property previously owned or operated or currently leased by MB or any of its Subsidiaries, has been or is in violation of or subject to liability under any Environmental Law, which in either case could reasonably be expected to be material to the consolidated financial condition of MB.

                  (c)         To the knowledge of MB, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any material liability against or material obligation on the part of MB or any of its Subsidiaries or any Person whose liability or obligation for any Environmental Claim MB or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

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         6.08         Tax Matters.

                  (a)         MB and its Subsidiaries have timely filed (including applicable extension periods) all Tax Returns and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all material Taxes in respect of the periods covered by such Tax Returns and, as of the Effective Date, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all material Taxes for any subsequent periods ending on or prior to the Effective Date. Neither MB nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. MB and its Subsidiaries have timely and properly withheld and paid over all Taxes to the proper tax authority required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (b)         All Tax Returns filed by MB or any of its Subsidiaries are complete and accurate in all material respects. Neither MB nor any MB Subsidiary is delinquent in the payment of any material Taxes nor has it requested an extension of time which is currently outstanding within which to file any Tax Return. None of the Tax Returns of MB or any of its Subsidiaries have during the past six years been audited or examined by applicable tax authorities. No deficiencies for any Taxes have been proposed, asserted or assessed (tentatively or otherwise) against MB or any of its Subsidiaries which have not been settled and paid. There are currently no agreements in effect with respect to MB or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Taxes. No audit, examination or deficiency or refund litigation with respect to any Tax Return or Taxes is pending or, to the knowledge of MB, is threatened.

         6.09         Legal Proceedings. There are no actions, suits, claims or proceedings pending or, to the knowledge of MB, any unasserted possible claim or threatened claim, against MB or any of its Subsidiaries or against any asset, interest or right of MB or any of its Subsidiaries, or against any officer, director or employee of MB or any of its Subsidiaries in such capacity, which is material to the business or financial condition of MB and its Subsidiaries, taken as a whole.

         6.10         Compliance with Laws.

                  (a)         MB and its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to carry on their businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of MB, will not be adversely affected by virtue of the completion of the Transactions; and to the knowledge of MB, no suspension or cancellation of any of the same is threatened.

                  (b)         MB and its Subsidiaries are (i) in compliance with their respective governing documents, (ii) in compliance in all material respects with all applicable laws, ordinances, orders, rules and regulations of Governmental Authorities (including any regulatory capital requirements, truth-in-lending, usury, fair credit reporting, consumer protection,

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securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), (iii) in compliance with all orders, writs, injunctions and decrees of any court, and (iv) in compliance with all orders, licenses and demands of Governmental Authorities. Neither MB nor any of its Subsidiaries has received any notice or communication from any Governmental Authority asserting that MB or any of its Subsidiaries is not in compliance with any of the foregoing. MB Bank is not subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to commercial banks issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing. Neither MB nor MB Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (c)         To the knowledge of MB, no investigation or review by any Governmental Authority which is material to the business or financial condition of MB or any MB Subsidiary is pending or threatened, nor has any Governmental Authority indicated to MB or any MB Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

                  (d)         MB Bank has a CRA rating of "satisfactory" or better.

         6.11         Employee Benefit Plans. To the knowledge of MB, each employee benefit plan, program, policy or arrangement (including each employee benefit plan (as defined in Section 3(3) of ERISA) which MB or any of its Subsidiaries maintains or contributes to for the benefit of its current or former employees complies, and has been administered in form and in operation, in all material respects with all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

         6.12         Brokers and Finders. Neither MB nor any of its Subsidiaries or any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with this Agreement or the Transactions, except for the MB Advisor.

         6.13         Insurance. MB and its Subsidiaries maintain the insurance required by contract and applicable laws and regulations.

         6.14         Labor. No work stoppage involving MB or any of its Subsidiaries is pending or, to the knowledge of MB, threatened. Neither MB nor any of its Subsidiaries is involved in or, to the knowledge of MB, threatened with or affected by, any labor dispute, discrimination or sexual harassment claim, arbitration, lawsuit or administrative proceeding involving any of its employees which is material to the business or financial condition of MB or any of its Subsidiaries. There are no employees of MB or any of its Subsidiaries who are members of a union relating to their employment with MB or any of its Subsidiaries.

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         6.15         Allowance for Loan Losses. The allowance for loan losses reflected on MB's consolidated balance sheet as of September 30, 2003 included in the MB Securities Documents is, and will be in the case of MB consolidated balance sheets included in the MB Securities Documents filed after the date hereof, adequate, in the good faith opinion of the management of MB and the MB Board, as of their respective dates under GAAP and the requirements of all applicable Regulatory Authorities.

         6.16         No Undisclosed Liabilities. Neither MB nor any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against MB or any of its Subsidiaries giving rise to any such liability or obligation) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of MB and its Subsidiaries or the notes thereto, except (i) for liabilities set forth or reserved against in the MB audited consolidated financial statements as of December 31, 2002 or the notes thereto which are included in MB's Securities Documents and (ii) liabilities and obligations occurring since December 31, 2002.

         6.17         Indemnification. No action or failure to take action by any present or former director, advisory director, officer, employee or agent of MB or any of its Subsidiaries has occurred which would give rise to a material claim by any such Person for indemnification from MB or any of its Subsidiaries.

         6.18         Books and Records. The corporate record books (other than stock ledgers and stock records) of MB and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the boards of directors and stockholders of MB and its Subsidiaries. The stock ledgers and stock records of MB and its Subsidiaries are complete and accurate and reflect all transactions in their capital stock. The accounting books and records of MB and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of MB and its Subsidiaries.

         6.19         Defaults. Neither MB nor any of its Subsidiaries is in default in any obligation to be performed by it under any material agreement or commitment. To the knowledge of MB, no other party to any such material agreement or commitment is in default in any obligation to be performed by such party.

         6.20         Intellectual Property. MB and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the businesses of MB and its Subsidiaries free and clear of all Liens. No claims, suits, actions or proceedings are pending, and to the knowledge of MB, no Person has threatened to commence any suit, action or proceeding, alleging that MB or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the knowledge of MB, none of the Intellectual Property of MB and its Subsidiaries infringes on the rights of any other Person, and no Person is infringing on the rights of MB or any of its Subsidiaries with respect to any Intellectual Property of MB or any of its Subsidiaries. The Intellectual Property of MB and its Subsidiaries will not be limited or otherwise adversely affected by virtue of the consummation of the Transactions.

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         6.21         Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MB's own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (a) in accordance with prudent business practices and in compliance with all applicable laws, rules, regulations and regulatory policies and (b) with counter parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of MB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither MB nor any of its Subsidiaries, nor to the knowledge of MB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

         6.22         Fiduciary Responsibilities. MB and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

         6.23         Disclosure Controls and Procedures. To the extent required, MB and its Subsidiaries have had in place "disclosure controls and procedures" as defined in Rules 13a-15(c) and 15d-15(c) of the Exchange Act) to allow MB's management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of MB required under the Exchange Act.

         6.24         Takeover Laws. This Agreement and the Transactions are not subject to the requirements of any Takeover Laws applicable to MB or any MB Subsidiary.

         6.25         Representations Not Misleading. No representation or warranty by MB in this Agreement, or in any Exhibit or Schedule furnished to First SecurityFed or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VII
COVENANTS

         7.01         Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Party agrees to use, and shall cause each of its applicable Subsidiaries to use, its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions and shall cooperate fully with each other to that end. Such reasonable best efforts shall include, using reasonable best efforts to obtain all necessary consents, approvals or waivers from Regulatory Authorities necessary for the consummation of the Transactions.

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         7.02         First SecurityFed Stockholder Approval.

                  (a)         First SecurityFed agrees to take, in accordance with applicable law, the First SecurityFed Certificate and the First SecurityFed By-Laws, all action necessary to convene an appropriate meeting of its stockholders (including any adjournment or postponement thereof, the "First SecurityFed Meeting") to consider and vote upon the adoption of this Agreement as promptly as practicable after the Registration Statement is declared effective., but not later than 60 days after the Registration Statement becomes effective. The First SecurityFed Board (i) shall recommend adoption of this Agreement by the First SecurityFed stockholders, (ii) shall take all reasonable lawful action to solicit adoption of this Agreement by the First SecurityFed stockholders, and (iii) shall not (x) withdraw, modify or qualify in any manner adverse to MB such recommendation or (y) take any other action or make any public statement in connection with the First SecurityFed Meeting inconsistent with such recommendation (collectively, a "Change in Recommendation"), except as and to the extent expressly permitted by Section 7.02(b).

                  (b)         Notwithstanding the foregoing, the First SecurityFed Board shall, prior to the First SecurityFed Meeting, be permitted to effect a Change in Recommendation solely in response to an Alternative Proposal, if and only to the extent that:

                           (i)         The First SecurityFed Board, determines in good faith, after the receipt of advice from its outside counsel, that failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable Delaware law, and

                           (ii)         Prior to effecting a Change in Recommendation: (A) First SecurityFed, its Subsidiaries and their respective Representatives shall have complied with Section 7.06, (B) the First SecurityFed Board shall have concluded in good faith that such Alternative Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by MB pursuant to clause (D) below, (C) First SecurityFed shall notify MB, at least 3 business days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing to MB a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (D) First SecurityFed shall, and shall cause its financial and legal advisors to, during the period following First SecurityFed's delivery of the notice referred to in clause (C) above, negotiate with MB in good faith (to the extent MB desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal.

                  (c)         If First SecurityFed has made a Change in Recommendation in accordance with the provisions of Section 7.02(b), it may, prior to the First SecurityFed Meeting, subject to the provisions of Section 9.01(h), enter into an acquisition agreement or similar agreement (a "Competing Acquisition Agreement") with respect to such Superior Proposal.

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         7.03         Registration Statement and Proxy Statement.

                  (a)         MB agrees to promptly prepare a registration statement on Form S-4 (the "Registration Statement") which, subject to compliance by First SecurityFed with Section 7.03(b), will comply in all material respects with applicable Securities Laws. The Registration Statement is to be filed by MB with the SEC in connection with the issuance of MB Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of First SecurityFed constituting a part thereof (the "Proxy Statement") and all related documents). First SecurityFed agrees to cooperate, and to cause its Subsidiaries, its counsel and its accountants to cooperate, with MB, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement; and provided that First SecurityFed and its Subsidiaries have cooperated as required above, MB agrees to file the Registration Statement (or the form of the Proxy Statement) in preliminary form with the SEC as promptly as reasonably practicable and shall use reasonable best efforts to cause such filing to occur within 60 days after execution of this Agreement. Each Party agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. MB also agrees to use reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required for the issuance of MB Common Stock in the Merger. First SecurityFed agrees to furnish to MB all information concerning First SecurityFed, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

                  (b)         Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the First SecurityFed stockholders and at the time of the First SecurityFed Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement.

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                  (c)         MB agrees to advise First SecurityFed, promptly after MB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of MB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         7.04         Press Releases. The initial press release announcing the Transactions will be a joint press release. Each Party agrees that thereafter it will not, without the prior approval of the other Party, issue any press release or written statement for general circulation relating to the Transactions, except as otherwise required by applicable law or regulation, NASD rules, or Nasdaq rules, whichever is applicable, and then only after making reasonable efforts to first consult with the other Party.

         7.05         Access; Information.

                  (a)         First SecurityFed agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford MB and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to its and its Subsidiaries books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as MB or its Representatives may reasonably request and, during such period, it shall furnish as promptly as reasonable to MB or its Representatives (i) a copy of each material report, schedule and other document filed by it or any of its Subsidiaries pursuant to the requirements of federal or state securities or banking (or thrift) laws, and (ii) all other information concerning the business, properties and personnel of it and its Subsidiaries as MB or its Representatives may reasonably request. First SecurityFed shall also permit MB or its environmental consultant, at the sole expense of MB, to conduct phase I and phase II environmental audits, studies and tests on real property currently owned, controlled, leased or used by First SecurityFed or any of its Subsidiaries or upon which any of them have a Lien; provided however MB shall not conduct any subsurface or phase II environmental assessments on any such property unless the phase I environmental assessment (or in the absence thereof based upon the advise of MB's environmental consultant) indicates a reasonable basis for conducting further assessments, studies or testing. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at MB's sole expense), MB shall indemnify First SecurityFed and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition. First SecurityFed shall use reasonable best efforts to provide to MB, within 10 days after the date of this Agreement, copies of any phase I site assessments or other environmental reports in its or its Subsidiaries' possession or control (which have not been Previously Disclosed) with respect to any real property previously or currently owned, controlled, leased or used by First SecurityFed or any of its Subsidiaries or upon which any of them has a Lien. MB shall within 15 days after the date hereof give written notice to First SecurityFed of the identity of all real property for which it intends to conduct a phase I environmental study. Within 15 days after the date hereof MB shall engage an environmental consultant reasonably acceptable to First SecurityFed to perform such phase I environmental studies. MB shall use commercially reasonable efforts to cause its environmental consultant to complete and provide MB with its written phase I environmental report(s) or assessment(s) within 30 days after such consultant is retained. Promptly following the receipt of all phase I environmental reports or assessments (but not later than 15 days thereafter), MB shall order all applicable phase II environmental studies. Time is of the essence relating to the foregoing environmental matters.

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                  (b)         MB agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transactions. Subject to the requirements of law, MB will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to it, (ii) becomes available from other sources not known by MB to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of First SecurityFed or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated, MB shall promptly cause all copies of documents, extracts thereof or notes, analyses, compilations, studies or other documents containing information and data as to First SecurityFed and its Subsidiaries to be returned to First SecurityFed or certify as to their destruction. No investigation by MB or its Representatives of the business and affairs of First SecurityFed or its Subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement of First SecurityFed in this Agreement, or any of the conditions to MB's obligation to consummate any of the Transactions.

                  (c)         Notwithstanding anything contained herein to the contrary, neither First SecurityFed nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the Person in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business.

         7.06         Alternative Proposal. First SecurityFed agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' Representatives and affiliates not to, (a) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Alternative Proposal or (b) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any Person relating to, any Alternative Proposal; provided that, in the event First SecurityFed receives an unsolicited written bona fide Alternative Proposal and the First SecurityFed Board concludes in good faith that such Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal, First SecurityFed may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (b) above to the extent that the First SecurityFed Board concludes in good faith (after the receipt of advice from its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable Delaware law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section, First SecurityFed shall have entered into a confidentiality agreement with such third party on terms no less favorable to First

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SecurityFed than the confidentiality agreement previously entered into by the Parties. First SecurityFed will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than MB with respect to any Alternative Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Alternative Proposal. First SecurityFed will promptly (within one business day) advise MB following receipt of any Alternative Proposal of all of the material terms thereof (including the identity of the Person making such Alternative Proposal and in the case of a written bona fide Alternative Proposal, a copy thereof), and will keep MB apprised of any related developments, discussions and negotiations (including the terms and conditions of the Alternative Proposal) on a current basis.

         7.07         Affiliate Agreements.

                  (a)         Not later than the 15th day prior to the mailing of the Proxy Statement, First SecurityFed shall deliver to MB a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the First SecurityFed Meeting, deemed to be an "affiliate" of First SecurityFed (each, a "First SecurityFed Affiliate") as that term is used in Rule 145 under the Securities Act or SEC, which schedule shall be updated at least monthly thereafter until the Effective Date.

                  (b) First SecurityFed will use reasonable best efforts to cause each Person who may be deemed to be a First SecurityFed Affiliate to execute and deliver to MB on or before the date of mailing of the Proxy Statement (or in the case of a Person who is not deemed to be a First SecurityFed Affiliate until a later date, then as soon as practicable after the date such Person is deemed to be an First SecurityFed Affiliate) an agreement in the form attached hereto as Exhibit D.

         7.08         Takeover Laws. No Party shall take any action that would cause any of the Transactions to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         7.09         Conforming Entries.

                  (a)         First SecurityFed recognizes that MB and its Subsidiaries may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law, from and after the date hereof First SecurityFed shall consult and cooperate with MB with respect to conforming the loan and accounting policies and practices of First SecurityFed and its Subsidiaries to those policies and practices of MB and its Subsidiaries for financial accounting and/or income Tax reporting purposes, as specified in each case in writing from MB to First SecurityFed, based upon such consultation and subject to the conditions in Section 7.09(c); provided that First SecurityFed and its Subsidiaries shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

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                  (b)         Subject to applicable law, First SecurityFed shall consult and cooperate with MB with respect to determining, as specified in a written notice from MB to First SecurityFed, based upon such consultation and subject to the conditions in Section 7.09(c), the amount and the timing for recognizing for financial accounting and/or income Tax reporting purposes of First SecurityFed's and First Security Federal Savings Bank's expenses of the Transactions; provided that First SecurityFed and its Subsidiaries shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

                  (c)         Subject to applicable law, First Security Fed and its Subsidiaries shall (i) make such conforming entries to conform the loan and accounting policies and practices of First Security Fed and its Subsidiaries to the policies and practices of MB and its Subsidiaries and (ii) recognize First SecurityFed's and First Security Federal Savings Bank's expenses of the Transaction for financial accounting and/or income Tax reporting purposes at such times as are reasonably requested in writing by MB, but in no event prior to the fifth day next preceding the Effective Date; provided, however, that on the date such entries are made and such charges and expenses are recognized, MB shall certify in writing to First SecurityFed that (i) all conditions to MB's obligations to consummate the Transactions as set forth in Sections 8.01 and 8.03 hereof (subject to the receipt of First SecurityFed's officer certificate pursuant to Section 8.03(e)) have been satisfied or waived, (ii) it is not aware of any fact or circumstance that would delay or prevent the completion of the Transactions, and (iii) it proposes the Effective Date to be within 5 business days; and provided, further, that, notwithstanding any other provision of this Section 7.09, First SecurityFed and its Subsidiaries shall not be required to take any action pursuant to this Section 7.09 that is not permitted under applicable law (including the Code), regulations, GAAP or regulatory guidance, whichever is applicable. In no event shall First SecurityFed be required to take any actions pursuant to this Section 7.09(c) until all of the conditions to its obligations in Sections 8.01 and 8.02 shall have been satisfied.

                  (d)         No conforming entries or accruals or charges or expenses recognized at the written request of MB in accordance with this Section 7.09 may be a basis to assert a violation or a breach of a representation, warranty or covenant of First SecurityFed herein.

         7.10         Systems Integration. Subject to Section 7.05(b) and (c) hereof, from and after the date hereof, First SecurityFed shall cause First Security Federal Savings Bank and its directors, officers and employees to, and shall make all reasonable efforts to cause First Security Federal Savings Bank's data processing service providers to, cooperate and assist MB Bank in connection with an electronic and systematic conversion of all applicable data regarding First Security Federal Savings Bank to MB Bank's system of electronic data processing. In furtherance of, and not in limitation of, the foregoing, First Security Fed shall cause First Security Federal Savings Bank to make reasonable arrangements during normal business hours to permit Representatives of MB Bank to train First Security Federal Savings Bank employees in MB Bank's system of electronic data processing.

         7.11         Listing. MB agrees to use its best efforts to list, prior to the Effective Date, on the Nasdaq Stock Market, subject to official notice of issuance, the shares of MB Common Stock to be issued in the Merger.

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         7.12         Regulatory Applications.

                  (a)         Each Party shall, and shall cause its Subsidiaries to, cooperate and use reasonable best efforts to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and shall use reasonable best efforts to file within 30 days of the date hereof, the applications necessary to obtain the permits, consents, approvals and authorizations of all Regulatory Authorities necessary to consummate the Transactions. Each Party shall have the right to review in advance, and to the extent practicable each will consult with the other Party, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the Transactions. In exercising the foregoing right, each Party agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions and each Party will keep the other Party apprised of the status of material matters relating to completion of the Transactions.

                  (b)         Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party or Governmental Authority.

         7.13         Current Information and Attendance at Board Meetings.

                  (a)         During the period from the date hereof to the Effective Date, First SecurityFed shall, upon the request of MB, cause one or more of its designated officers to confer on a monthly or more frequent basis with officers of MB regarding the financial condition, operations and business of First SecurityFed and its Subsidiaries and matters relating to the completion of the Transactions. As soon as reasonably available, but in no event more than 5 business days after filing, First SecurityFed will deliver to MB all reports filed by it or any of its Subsidiaries with any Regulatory Authority subsequent to the date hereof including all financial and thrift reports filed with the OTS and the FDIC. First SecurityFed will also deliver to MB as soon as practicable all quarterly and annual financial statements of First SecurityFed and its Subsidiaries prepared with respect to periods ending subsequent to September 30, 2003. As soon as practicable after the end of each month, First SecurityFed will deliver to MB in electronic form (a) the monthly deposit and loan trial balances of First Security Federal Savings Bank, (b) the monthly analysis of First Security Federal Savings Bank's investment portfolio, and (c) monthly balance sheet and income statement of First SecurityFed and its Subsidiaries.

                  (b)         The Chief Executive Officer and/or Chief Financial Officer of MB shall be invited and entitled to attend all meetings of the First SecurityFed Board and the board of directors of First Security Federal Savings Bank; provided however, such individuals shall be excluded from any portions of such meetings involving discussions relating to an Alternative Proposal or discussions relating to matters which are otherwise deemed by the First SecurityFed Board to be confidential. Board packages and notices shall be submitted by First SecurityFed and First Security Federal Savings Bank to the Chief Executive Officer and Chief Financial Officer of MB simultaneously with their submission to board members; provided confidential information may be excluded therefrom.

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         7.14         Officers' and Directors' Insurance; Indemnification.

                  (a)         For at least three years from and after the Effective Date, MB shall maintain officers' and directors' liability insurance covering the Persons who are presently covered by First SecurityFed's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least as favorable as the terms of said current policy, provided that it shall not be required to expend in the aggregate during the coverage period more than an amount equal to 150% of the annual premium most recently paid by First SecurityFed (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and further provided that if MB is unable to maintain or obtain the insurance called for by this Section 7.14(a), MB shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount which may be in the form of tail coverage, or may request First SecurityFed to obtain such tail coverage at First SecurityFed's expense prior to the Effective Date; provided, further, that officers and directors of First SecurityFed or its Subsidiaries may be required to make application and provide customary representations and warranties to MB's insurance carrier for the purpose of obtaining such insurance.

                  (b)         For a period of six years from and after the Effective Date, MB shall, and shall cause its Subsidiaries to, maintain and preserve the rights to indemnification of First SecurityFed's and its Subsidiaries' officers, employees, directors and agents to the maximum extent permitted by any of the First SecurityFed Certificate, First SecurityFed By-Laws and the charter and bylaws of First Security Federal Savings Bank and applicable law as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including the Transactions, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or Regulatory Authorities.

                  (c)         In connection with the indemnification provided pursuant to Section 7.14(b), MB and/or an MB Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each such indemnified Person to the fullest extent permitted by law and Regulatory Authorities, including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified Person or multiple indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to MB and (ii) will cooperate in the defense of any such matter.

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                  (d)         This Section 7.14 shall survive the Effective Time, is intended to benefit each indemnified Person (each of whom shall be entitled to enforce this Section against MB), and shall be binding on all successors and assigns of MB.

                  (e)         In the event MB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of MB assume the obligations set forth in this Section 7.14.

                  (f)         MB shall pay all expenses (including attorneys' fees) that may be reasonably incurred by any indemnified Person in enforcing the indemnity and other obligations provided for in this Section 7.14 if the indemnified Person is successful in whole or any material part or if any dispute relating thereto is settled or compromised.

         7.15         Benefit Plans.

                  (a)         Except as otherwise provided in this Agreement, at the Effective Time, MB or one of its Subsidiaries shall be substituted for First SecurityFed or a First SecurityFed Subsidiary under the First SecurityFed Employee Plans as Previously Disclosed and in effect immediately prior to the Effective Time and MB or one of its Subsidiaries shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in First SecurityFed or the applicable First SecurityFed Subsidiary with respect to each such First SecurityFed Employee Plan. Except as otherwise provided in this Agreement, each such First SecurityFed Employee Plan shall, to the extent permitted thereunder and by applicable law, be continued in effect by MB or an applicable MB Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Transactions, subject to the power reserved to MB and each of its Subsidiaries to subsequently amend or terminate any such First SecurityFed Employee Plan, which amendment or termination shall comply with applicable law.

                  (b)         First SecurityFed shall take all necessary action to terminate the ESOP as of the Effective Time. In connection with such termination, First SecurityFed shall (a) be permitted to make such amendments to the ESOP to maximize the allocation of remaining unallocated shares (or the Cash Distribution to be received in exchange therefor) as earnings to participants after retirement of the ESOP Loan, to the extent permitted by applicable law (including the Code) and (b) use reasonable best efforts to file with the IRS an application for determination letter with respect to the ESOP termination as soon as practicable after the date hereof. During the period prior to the Effective Date, First SecurityFed and its Subsidiaries shall be permitted to make cash contributions to the ESOP consistent with past practice on regularly scheduled payment dates and in regularly scheduled amounts.

                  (c)         MB shall provide, or cause an MB Subsidiary to provide, to each continuing full time employee of First SecurityFed and its wholly-owned Subsidiaries (the "Continuing Employees") the opportunity to participate without a waiting period (except in the case of a qualified plan, participation shall commence on the next entry date, which shall not be later than 90 days after the Effective Date) in each employee benefit and welfare plan maintained by MB or an MB Subsidiary,

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whichever is applicable, which is generally available to its full time employees on a uniform and non-discriminatory basis, provided that with respect to such plans maintained by MB or an MB Subsidiary, whichever is applicable, Continuing Employees shall be given credit for their past service with First SecurityFed or a First SecurityFed Subsidiary in determining eligibility for participation and vesting in benefits thereunder, and only with respect to severance and vacation plans, accrual of benefits. Continuing Employees shall not be subject to any waiting periods under the group health plan of MB or any applicable MB Subsidiary to the extent that such periods are longer than the periods imposed under the applicable First SecurityFed group health plan and MB shall use its reasonable efforts to cause its health insurance carrier to cover pre-existing conditions that were previously covered for a Continuing Employee under the First SecurityFed health plan. To the extent that the initial period of coverage for Continuing Employees under any plan of MB or a MB Subsidiary, whichever is applicable, that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding First SecurityFed welfare plan during the balance of such 12-month period of coverage. Nothing contained herein shall obligate MB or any MB Subsidiary to provide or cause to be provided any benefits duplicative to those provided under any benefit or welfare plan continued pursuant to Section 7.15(a), including extending participation in any plan which is a qualified plan relative to any period of time with respect to which allocations are made to Continuing Employees under any qualified plan maintained or sponsored by First SecurityFed or a First SecurityFed Subsidiary. Nothing herein shall alter the power of MB or any MB Subsidiary to amend or terminate any benefit or welfare plans of MB, First SecurityFed or their respective Subsidiaries. Moreover, this subsection 7.15(c) shall not confer upon any Continuing Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at MB or any MB Subsidiary.

                  (d)         Until the Effective Time, First SecurityFed or a First SecurityFed Subsidiary, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA ("COBRA") and 215 ILCS 5/367.2 with respect to qualified beneficiaries of First SecurityFed or a First SecurityFed Subsidiary, whichever is applicable, who incur a qualifying event before the Effective Time. MB or an MB Subsidiary, whichever is applicable, shall be liable for (i) all obligations for continued health coverage under COBRA and 215 ILCS 5/367.2 with respect to each qualified beneficiary of First SecurityFed or a First SecurityFed Subsidiary who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA and 215 ILCS 5/367.2 from and after the Effective Time for each qualified beneficiary of First SecurityFed or a First SecurityFed Subsidiary who incurs a qualifying event before the Effective Time.

         7.16         Change in Control Agreements, Stay Bonus Program, Accrued Vacation and Sick Time, General Severance Program, CEO Employment Agreement, CEO Consulting and Noncompetition Agreement and Director Noncompetition Agreements. At the Effective Time, MB shall, or shall cause MB Bank to, assume and honor the Change in Control Agreements in accordance with their respective terms; provided however, in the case of each of Harry I. Kucewicz and Paul Bandriwsky, if

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he ceases full time employment at the Effective Time or within 2 years thereafter he shall be entitled to the benefits set forth in Section 3 of his Change in Control Agreement including the acceleration of any stock based awards, subject to the limitations set forth in Section 4 of his Change in Control Agreement and reduction for stay bonus payments. At the Effective Time, MB shall, or it shall cause MB Bank to, offer participation in a stay bonus program to certain officers of First Security Federal Savings Bank as Previously Disclosed. The participants in the stay bonus program shall be deemed to be third party beneficiaries of the terms and provisions thereof and shall be entitled to enforce the terms thereof against MB. MB shall cause MB Bank to assume and honor the accrued but unused vacation and sick time of Continuing Employees that (a) has been carried over from calendar year 2003 and (b) has been accrued as a liability by First SecurityFed and/or its Subsidiaries for financial reporting as of December 31, 2003. Each full time employee of First Security Federal Savings Bank who is employed immediately prior to the Effective Time and who is (x) not entitled to receive any form of severance under any agreement or policy of First Security Federal Savings Bank and (y) experiences an involuntarily termination of employment without cause at the Effective Time or within one year thereafter shall be entitled to receive a severance payment at the time of his involuntary termination of employment without cause within such one year period equal to one week's salary multiplied by the number of years of his continuous, uninterrupted full time employment with First Security Federal Savings Bank and MB Bank, less applicable withholding taxes; provided the minimum severance shall equal four week's salary and the maximum severance shall not exceed one year's salary; and provided further, such employee executes a written release in favor of MB Bank and First Security Federal Savings Bank releasing them from any and all liability and obligations relating to the employee's employment. At the Effective Time, the current Chief Executive Officer of First SecurityFed and First Security Federal Savings Bank shall (a) cease full time employment, (b) if he ceases full time employment at such time, be entitled to the change in control benefit provided in Section 7(d), subject to the limitations set forth in Section 8, of the CEO Employment Agreement, provided he tenders a written release to MB, in form and substance reasonably satisfactory to MB, relating to the CEO Employment Agreement and his employment with First SecurityFed and its Subsidiaries, and (c) thereafter perform services on behalf of MB Bank pursuant to the CEO Consulting and Noncompetition Agreement and abide by his covenants and obligations contained therein. The Director Noncompetition Agreements shall become effective at the Effective Time.

         7.17.         Election of Additional MB Bank Directors. Prior to the Effective Date, MB shall take all necessary action to cause each of Paul Nadzikewycz and Julian E. Kulas to be elected as a member of the board of directors of MB Bank as of the Effective Time, for a term expiring in 2005 and each of them shall have the right to become a member of the board of directors of MB Bank at the Effective Time, so long as each of them is qualified to serve at such time. MB shall cause such individuals to be nominated and elected to an additional 1 year term of service on the board of directors of MB Bank, provided the taking of such action is consistent with the fiduciary duties of the MB Board and such individuals are otherwise qualified to serve.

         7.18         Advisory Board. At or prior to the Effective Time, MB shall cause MB Bank to establish an advisory board for an initial term of 6 months to assist MB Bank in serving the customers and communities presently being served by First Security Federal Savings Bank. Each member of the First SecurityFed Board shall be offered a position on the advisory board. The advisory board shall hold at least one meeting every other month. Advisory board members shall serve without compensation. However, if MB Bank elects to continue the advisory board beyond its initial 6 month term, then in that event, advisory directors (other than those who are members of the board of directors of MB Bank) shall be entitled to receive fees for the attendance of meetings as determined from time to time by MB Bank.

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         7.19         Heritage Foundation Prior to the Effective Time, First Security Federal Savings Bank shall be entitled to make a commitment to the Heritage Foundation for an unrestricted cash contribution in the amount of $1,000,000 less the aggregate of (a) contribution amounts to the Heritage Foundation accrued by First SecurityFed or any of its Subsidiaries after September 30, 2003, and/or contribution amounts otherwise committed to the Heritage Foundation by First SecurityFed or any of its Subsidiaries; (b) unrestricted contributions made by other Persons to the Heritage Foundation prior to the expiration of 90 days after the Effective Time, which were initiated or induced by the actions of MB, its Subsidiaries or any of their respective Representatives as reasonably documented by MB; and (c) the economic value of other forms of grants, contributions, or commitments, which are determined to be acceptable by the Board of the Heritage Foundation to reduce the commitment obligation of First Security Federal Savings Bank under this Section 7.19 prior to the expiration of 90 days after the Effective Time, made by other Persons to the Heritage Foundation or projects funded by the Heritage Foundation, which were initiated or induced by the actions of MB, its Subsidiaries or any of their Representatives as reasonably documented by MB. The form of the commitment to be made by First Security Federal Savings Bank to the Heritage Foundation shall be subject to the prior written approval of MB, which shall not be unreasonably withheld or delayed. MB agrees to cause MB Bank to honor the aforesaid commitment of First Security Federal Savings Bank, to the extent made by First Security Federal Savings Bank, and cause it to be satisfied and paid within 90 days after the Effective Time.

         7.20         First SecurityFed Stock Options.

                  (a)         At the Effective Time, by virtue of the Merger or the Cash-Out Merger, whichever is applicable, and without any action on the part of any holder of a First SecurityFed Stock Option, each First SecurityFed Stock Option that is outstanding and unexercised immediately prior to the Effective Time will be converted into and become an option to purchase MB Common Stock (each an "Assumed Option") on the same terms and conditions as are in effect with respect to the First SecurityFed Stock Option immediately prior to the Effective Time, except that (a) each such Assumed Option may be exercised solely for shares of MB Common Stock, (b) the number of shares of MB Common Stock subject to such Assumed Option will be equal to the number of shares of First SecurityFed Common Stock subject to such First SecurityFed Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (c) the per share exercise price under each such Assumed Option will be adjusted by dividing the per share exercise price of the First SecurityFed Stock Option by the Exchange Ratio, and rounding up or down to the nearest cent. It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Code as to any First SecurityFed Stock Option which is an "incentive stock option". As soon as practicable after the Effective Time, MB shall file an appropriate registration statement with respect to the shares of MB Common Stock subject to Assumed Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. At all times after the Effective Time, MB shall reserve for issuance such number of shares of MB Common Stock as necessary to permit the exercise of Assumed Options.

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                  (b)         Not later than 10 days prior to the anticipated Effective Date, First SecurityFed shall be entitled to make a written offer to the holders of vested First SecurityFed Stock Options permitting such holders to irrevocably elect to have all or a designated number of their First SecurityFed Stock Options cashed out and cancelled at the Effective time for a per share cancellation price equal to $35.25 less the exercise price per share. In order to be binding, the written irrevocable election of an optionholder must be received by First SecurityFed not later than the 2nd day prior to the anticipated Effective Date. Each of the written offer notice to be issued by First SecurityFed and the written election document to be delivered by optionholders shall be in form and substance satisfactory to MB.

         7.21         RRP and Unvested RRP Shares. Prior to the Effective Date, the First SecurityFed Board shall take all necessary action to terminate the RRP and cancel the Unawarded RRP Shares. Notwithstanding the termination of the RRP, any Unvested RRP Shares outstanding immediately prior to the Effective Time shall at the Effective Time represent a right to receive MB Common Stock based upon the Exchange Ratio and subject to the terms of the award agreement applicable to such Unvested RRP Shares between First SecurityFed and the holder thereof, as in effect on the date of this Agreement (as Previously Disclosed).

         7.22         Notification of Certain Matters. Each of First SecurityFed and MB shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (b) has caused or constituted, or could reasonably cause or constitute, a breach of (i) any of its representations or warranties as of the date of this Agreement, or (ii) any of its covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; and provided further that a failure to comply with this Section 7.22 shall not constitute a failure to satisfy any condition set forth in Article VIII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure to satisfy a condition set forth in Article VIII.

         7.23         Litigation Matters. First SecurityFed will consult with MB about any proposed settlement, or any disposition of, any material litigation affecting First SecurityFed or any of its Subsidiaries.

         7.24         Fiserv Contract. First Security Federal Savings Bank is a party to an accounts processing and software products agreement with Fiserv Solutions, Inc. dated March 23, 1998 (the "Fiserv Contract"). The Fiserv Contract commenced on August 8, 1998. Within 10 business days after the date of this Agreement, First Security Federal Savings Bank shall give written notice of non-renewal of the Fiserv Contract to Fiserv Solutions, Inc., which notice shall be pre-approved by MB as to form and substance.

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         7.25         Section 16 Matters. Prior to the Effective Time, MB and First SecurityFed shall take all reasonable steps as may be required to cause any dispositions of First SecurityFed Common Stock (including derivative securities with respect to First SecurityFed Common Stock) or acquisitions of MB Common Stock resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to First SecurityFed to be exempt under Rule 16b-3 promulgated under the Exchange Act. First SecurityFed agrees to promptly furnish MB with all requisite information necessary for MB to take the actions contemplated by this Section 7.25.

         7.26         Philadelphia, Pennsylvania Branch. MB does not have any present intention to close or relocate the Philadelphia, Pennsylvania branch office of First Security Federal Savings Bank. To the extent permitted by law and Regulatory Authority, MB or MB Bank (if the Philadelphia, Pennsylvania branch is merged into MB Bank pursuant to the Subsidiary Transaction) shall cause such branch office to be operated under the trade name "First Security Federal Savings Bank", "First Security Bank" or words of similar import, for a transition period after the Effective Time of not less than 1 year, unless MB reasonably determines that the data processing and associated operating costs relating to the maintenance of a separate trade name are too expensive.

ARTICLE VIII
CONDITIONS PRECEDENT

         8.01         Conditions Precedent - Parties. The obligations of the Parties to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date.

                  (a)         The adoption of this Agreement by the stockholders of First SecurityFed owning a majority of the issued and outstanding First SecurityFed Common Stock.

                  (b)         All approvals and consents from any Regulatory Authority which are required for the completion of the Transactions shall have been received and all statutory waiting periods in respect thereof shall have expired; provided, however, that no required approval or consent of any Regulatory Authority shall be deemed to have been received if it shall include any non-standard, unduly burdensome condition or requirement that, in the aggregate, would so materially reduce the economic or business benefits of the Transactions to MB that had such condition or requirement been known, MB, in its reasonable judgment, would not have entered into this Agreement.

                  (c)         None of the Parties or any of their Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, prevents or makes illegal completion of any of the Transactions.

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                  (d)         No proceeding initiated by any Government Authority seeking an order, injunction or decree to be issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of any of the Transactions shall be pending or threatened.

                  (e)         The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (f)         All permits and other authorizations under state securities laws necessary to consummate the Merger or the Cash-Out Merger, whichever is applicable, and to issue the shares of MB Common Stock in the Merger shall have been received and shall be in full force and effect.

                  (g)         The shares of MB Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

                  (h)         Each Party shall have obtained all other permits, authorizations, waivers, approvals and consents required for the lawful consummation of the Transactions.

         8.02         Conditions Precedent - First SecurityFed. The obligations of First SecurityFed to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date unless waived by First SecurityFed pursuant to Section 9.04 hereof.

                  (a)         The representations and warranties of MB set forth in Article VI hereof (a) shall be true and correct in all material respects as of the date of this Agreement; and (ii) shall be true and correct as of the Effective Date as though made anew as of the Effective Date, unless the representation and warranty relates only to a specified earlier date; provided however, in the case of clause (ii), inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on MB; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

                  (b)         MB shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement at or prior to the Effective Date.

                  (c)         MB shall have delivered to First SecurityFed a certificate, dated the Effective Date and signed by its Chief Executive Officer or Chief Financial Officer, to the effect that the conditions set forth in Sections 8.02(a) and (b) have been satisfied.

         8.03         Conditions Precedent - MB. The obligations of MB to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date unless waived by MB pursuant to Section 9.04 hereof.

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                  (a)         The representations and warranties of First SecurityFed set forth in Article V hereof (a) shall be true and correct in all material respects as of the date of this Agreement; and (ii) shall be true and correct as of the Effective Date as though made anew as of the Effective Date, unless the representation and warranty relates only to a specified earlier date; provided however, in the case of clause (ii), inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on First SecurityFed; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

                  (b)         First SecurityFed shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement at or prior to the Effective Date.

                  (c)         First SecurityFed shall have obtained the written consent (without payment of any fee, penalty or compensation therefor) from each Person who is a counterparty to or beneficiary of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation Previously Disclosed pursuant to Section 5.04(b).

                  (d)         Dissenting Shares represent less than 10% of the outstanding First SecurityFed Common Stock.

                  (e)         First SecurityFed shall have delivered to MB a certificate, dated the Effective Date and signed by its Chief Executive Officer or Chief Financial Officer, to the effect that the conditions set forth in Sections 8.03(a) through 8.03(d) have been satisfied.

ARTICLE IX
TRMINATION, WAIVER AND AMENDMENT

         9.01         Termination. This Agreement may be terminated at any time prior to the Effective Time by a Party or the Parties (based upon action of its or their Board(s) of Directors) as follows:

                  (a)         by the mutual consent in writing of the Parties;

                  (b)         by MB in writing if First SecurityFed has, or by First SecurityFed in writing if MB has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein such that the conditions set forth in Section 8.02(a) or (b), or Section 8.03(a) or (b), whichever is applicable, would not be satisfied, unless such breach has been cured within 30 days after written notice of such breach; provided that a Party which is then in material breach of any of its representations, warranties, covenants or undertakings under this Agreement shall not be entitled to be a terminating Party hereunder;

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                  (c)         by either Party in writing (i) if any application for prior approval of a Regulatory Authority which is necessary to consummate any of the Transactions is denied or withdrawn at the request or recommendation of the Regulatory Authority which must grant such approval, provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of such Party to perform or observe its covenants and agreements set forth herein, or (ii) if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the any of the Transactions;

                  (d)         by either Party in writing if the stockholders of First SecurityFed do not adopt this Agreement at the First SecurityFed Meeting, provided a termination pursuant to Section 9.01(g) (iii) shall supercede and take precedent over any termination pursuant to this subsection (i.e., the termination pursuant to this subsection shall not be effective);

                  (e)         by MB in writing within 5 business days after its receipt of environmental reports, assessments or studies pursuant to Section 7.05 concluding that First SecurityFed and/or any of its Subsidiaries could reasonably be required to expend in excess of $1,000,000 for clean up, remediation or penalties relating to Materials of Environmental Concern; provided, however, that First SecurityFed may notify MB in writing within 5 business days after receipt of MB's termination notice under this Section 9.01(e) that it disagrees with the estimated remediation costs or penalty projections contained in the environmental reports, assessments or studies, and proposes an independent review of such matters at its own expense by one of at least three independent experts (each an "Independent Expert") it reasonably proposes to conduct the review. In the event First SecurityFed gives timely written notice, MB's attempted termination under this Section 9.01(e) shall not be effective unless and until an Independent Expert selected by MB from the list provided by First SecurityFed concludes that the remediation costs and/or the penalty projections contained in the original environmental reports, assessments or studies are more likely than not accurate based on past actions by the relevant Governmental Authority, any available government guidance or regulations and the experience of the Independent Expert.

                  (f)         by either Party in writing if the Effective Time has not occurred by the close of business on September 30, 2004, provided that a Party which is then in material breach of any of its representations, warranties, covenants or obligations shall not be entitled to be a terminating Party hereunder;

                  (g)         by MB in writing if (i) the First SecurityFed Board fails to call and hold the First SecurityFed Meeting within 60 days after the Registration Statement has been declared effective by the SEC, or (ii) First SecurityFed has made a Change in Recommendation; or

                  (h)         by First SecurityFed in writing prior to the First SecurityFed Meeting in order to concurrently enter into a Competing Acquisition Agreement; provided First SecurityFed shall, prior to the termination of this Agreement pursuant to this subsection, have paid the Termination Fee to MB.

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         9.02         Effect of Termination. In the event that this Agreement is terminated pursuant to Section 9.01 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 7.05(b), to expenses set forth in Section 10.01, to the Termination Fee set forth in Section 9.06, to relief under Section 9.07, and this Section 9.02, shall survive any such termination.

         9.03         Survival or Non-Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements of the Parties set forth herein shall expire at the Effective Time other than those covenants and agreements which by their expressed terms are to be performed after the Effective Time.

         9.04         Waiver. Either Party by written instrument approved by its Board of Directors (or an executive officer pursuant to delegated authority) and signed by an executive officer of such Party, may at any time (whether before or after adoption of this Agreement by the stockholders of First SecurityFed) extend the time for the performance of any of the obligations or other acts of the other Party and may waive (a) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other Party, (c) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (d) the performance by the other Party of any of its obligations set forth herein; provided that any such waiver granted, or any amendment or supplement pursuant to Section 9.05 hereof executed, after the stockholders of First SecurityFed have adopted this Agreement, shall not modify either the amount or form of the consideration to be paid in the Merger or Cash-Out Merger, whichever is applicable, or otherwise materially adversely affect such stockholders without the approval of the stockholders to the extent required by applicable law.

         9.05         Amendment or Supplement. This Agreement may be amended or supplemented at any time by mutual written agreement of the Parties, subject to the proviso to Section 9.04 hereof. Any such amendment or supplement must be in writing and, if entered into by a Party, must be authorized by or under the direction of its Board of Directors.

         9.06         Termination Fee. MB shall be entitled to $5,916,000 in cash from First SecurityFed, as an agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of MB against First SecurityFed (the "Termination Fee"), payable on demand (or as otherwise provided below) in immediately available funds, upon the occurrence of any of the following:

                  (a)         a termination of this Agreement by MB pursuant to Section 9.01(g);

                  (b)         a termination of this Agreement by First SecurityFed pursuant to Section 9.01(h), in which case the Termination Fee shall be paid as a condition of and immediately prior to the termination of this Agreement;

                  (c)         the entering into a binding letter of intent or definitive agreement by First SecurityFed or First Security Federal Savings Bank relating to a change in control of First Security Federal Savings Bank, First Security Federal Savings Bank or a substantial portion of the assets of either of them (by merger, consolidation, stock purchase, bulk sale of assets or otherwise) within 1 year after the termination of this Agreement by MB pursuant to Section 9.01(b) if and only if MB is not entitled to relief under Section 9.07(a);

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                  (d)         the consummation of transaction involving a change in control of First SecurityFed, First Security Federal Savings Bank or a substantial portion of the assets of either of them (by merger, consolidation, tender offer, stock purchase, bulk sale of assets or otherwise) within 18 months after the termination of this Agreement by MB pursuant to Section 9.01(b) if and only if MB is not entitled to relief under Section 9.07(a); or

                  (e)         the consummation of transaction involving a change in control of First SecurityFed, First Security Federal Savings Bank or a substantial portion of the assets of either of them (by merger, consolidation, tender offer, stock purchase, bulk sale of assets or otherwise) within 18 months after the termination of this Agreement pursuant to Section 9.01(d) if and only if an Alternative Proposal arises prior to the date of the First SecurityFed Meeting at which the First SecurityFed stockholders voted against the adoption of this Agreement.

                  Upon payment of the Termination Fee, First SecurityFed shall have no further liability to MB under this Agreement or otherwise related to the Transactions.

         9.07         Relief for Willful Breach; Specific Performance.

                  (a)         In the event that this Agreement is terminated pursuant to Section 9.01(b) on account of the willful material breach by a Party, then the non-breaching Party shall be entitled to such remedies and relief against the breaching Party as are available at law or in equity (with all remedies being cumulative).

                  (b)         The Parties agree that, in the event of any breach or threatened breach (whether or not willful or material) by a Party of any covenant, obligation or other term or provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other term or provision and (ii) an injunction restraining such breach or threatened breach.

ARTICLE X
MISCELLANEOUS

         10.01         Expenses. Each Party hereto shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the Transactions including fees and expenses of its accountants and counsel. MB shall pay all filing and related fees to the SEC relating to the Registration Statement. All mailing and printing costs relating to the Proxy Statement shall be paid by First SecurityFed. All mailing and printing costs relating to the Election Forms and Transmittal Materials shall be paid by MB.

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         10.02         Entire Agreement. This Agreement including the Exhibits and Schedules hereto contains the entire agreement among the Parties with respect to the Transactions and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors in interest. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties and their respective successors in interest, any rights, remedies, obligations or liabilities, except as expressly provided herein.

         10.03         No Assignment. None of the Parties may assign any of its rights or obligations under this Agreement to any other Person, except by operation of law.

         10.04         Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

         If to First SecurityFed:

First SecurityFed Financial, Inc. 936 North Western Avenue Chicago, Illinois 60622 Fax: (773) 772-0487 Attention: Julian E. Kulas President and Chief Executive Officer

         With a copy to:

Jenkens & Gilchrist 901 15th Street, N.W. Suite 900 Washington, DC 20005 Fax: (202) 326-1555 Attention: Kip A. Weissman

         If to MB:

MB Financial, Inc. 801 West Madison Street Chicago, Illinois 60607 Fax No.: (773) 278-0092 Attention: Mitchell Feiger President and Chief Executive Officer

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         With a copy to:

Silver, Freedman & Taff LLP 1700 Wisconsin Avenue., N.W. Washington, D.C. 20007 Fax: (202) 337-5502 Attention: Barry Taff

         10.05         Interpretation. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         10.06         Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         10.07         Governing Law.

                  (a)         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction.

                  (b)         Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively in the Circuit Court for Cook County, Illinois or the United States District Court for the Northern District of Illinois (the "Chosen Court") and solely in connection with claims arising under this Agreement or the Transactions (1) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (2) waives any objection to laying venue in any such action or proceeding in the Chosen Court, and (3) to the fullest extent permitted by law, waives any objection that the Chosen Court is an inconvenient forum or do not have jurisdiction over any party hereto.

         10.08         Severability. Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

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*    *    *    *    *

         The Parties have executed this Agreement in counterparts, all as of the day and year first above written.

FIRST SECURITYFED FINANCIAL, INC.
By:	/s/ Julian E. Kulas Authorized Officer
MB FINANCIAL, INC.
By:	/s/ Mitchell Feiger Authorized Officer

End